                                                                     EXHIBIT 2.8

                            ASSET PURCHASE AGREEMENT

                                    BETWEEN

                           COLUMBIA ASSOCIATES, L. P.

                                      AND

                             JONES INTERCABLE, INC.

                                  DATED AS OF

                                 JUNE 30, 1995

                               TABLE OF CONTENTS

  1.  Certain Definitions..................................................................    1
  2.  Purchase and Sale of the Assets......................................................    10
         2.1  Agreement to Purchase and Sell...............................................    10
         2.2  Excluded Assets..............................................................    12
         2.3  Deposit......................................................................    13
         2.4  Purchase Price...............................................................    13
         2.5  Subscriber Adjustment........................................................    14
         2.6  Current Items Amount.........................................................    14
         2.7  Pre-Closing Subscriber Adjustment and Current Items Amount Calculations......    16
         2.8  Approved Additional Capital Expenditures.....................................    17
         2.9  Final Subscriber Adjustment Amount and Final Current Items Amount
         Calculations......................................................................    17
         2.10 Assumption of Liabilities....................................................    19
  3.  Seller's Representations.............................................................    19
         3.1  Organization and Qualification...............................................    19
         3.2  Authorization................................................................    19
         3.3  Systems Information..........................................................    20
         3.4  No Other Operators...........................................................    20
         3.5  Title and Condition of Personal Property.....................................    21
         3.6  Franchises, Licenses, and Contracts..........................................    21
         3.7  No Conflicts; Consents.......................................................    22
         3.8  Litigation...................................................................    22
         3.9  Employment Matters...........................................................    23
        3.10  Taxes........................................................................    24
        3.11  Financial Statements.........................................................    24
        3.12  No Material Adverse Change...................................................    25
        3.13  Compliance with Legal Requirements...........................................    25
        3.14  Environmental Laws and Regulations...........................................    28
        3.15  Real Property................................................................    29
        3.16  Commitments..................................................................    30
        3.17  Non-Infringement.............................................................    30
        3.18  Books and Records............................................................    31
        3.19  Accounts Receivable..........................................................    31
        3.20  Bonds........................................................................    31
        3.21  Accuracy of Schedules........................................................    31
        3.22  Disclosure...................................................................    31
        3.23  Taxpayer Identification Number...............................................    31
  4.  Buyer's Representations..............................................................    31
         4.1  Organization.................................................................    32

         4.2  Authorization................................................................    32
         4.3  No Conflicts; Consents.......................................................    32
         4.4  Litigation...................................................................    33
         4.5  Funds........................................................................    33
         4.6  Disclosure...................................................................    33
         4.7  Taxpayer Identification Number...............................................    33
  5.  Covenants............................................................................    33
         5.1  Seller's Pre-Closing Obligations.............................................
         5.2  Employees of Seller..........................................................
         5.3  Title Matters................................................................
         5.4  Forms 394....................................................................
         5.5  HSR Act Compliance...........................................................    38
         5.6  Billing Obligations..........................................................    39
         5.6  Programming..................................................................    39
         5.8  Financial Reporting..........................................................    39
         5.9  Post-Closing Rate Regulatory Matters.........................................    40
  6.  Conditions Precedent.................................................................    40
         6.1  Conditions Precedent to Buyer's Obligations..................................    40
         6.2  Conditions Precedent To Seller's Obligations.................................    42
  7.  Closing..............................................................................    43
         7.1  Time and Place...............................................................    43
         7.2  Seller's Deliveries..........................................................    44
         7.3  Buyer's Obligations..........................................................    45
  8.  Termination..........................................................................    45
         8.1  Termination Events...........................................................    45
         8.2  Effect of Termination........................................................    46
  9.  Survival of Representations and Indemnity............................................    47
         9.1  Survival of Representations, Warranties and Covenants........................    47
         9.2  Seller's Indemnity...........................................................    48
         9.3  Buyer's Indemnity............................................................    49
         9.4  Procedure for Indemnified Third Party Claim..................................    50
         9.5  Determination of Indemnification Amounts.....................................    50
         9.6  Indemnity Escrow.............................................................    50
 10.  Confidentiality and Press Releases...................................................    51
        10.1  Confidentiality..............................................................    51
        10.2  Press Releases...............................................................    52
 11.  Brokerage Fees.......................................................................    52
 12.  Casualty Losses......................................................................    52
 13.  Managing General Partner Waiver......................................................    53
 14.  Miscellaneous........................................................................    54
        14.1  Further Assurances...........................................................    54

        14.2  Notices......................................................................    54
        14.3  Assignment; Binding Effect...................................................    56
        14.4  Expenses.....................................................................    57
        14.5  Taxes........................................................................    57
        14.6  Collection of Accounts.......................................................    57
        14.7  Entire Agreement; Amendments; and Waivers....................................    57
        14.8  Counterparts.................................................................    58
        14.9  Severability.................................................................    58
       14.10  Schedules and Exhibits; Headings.............................................    58
       14.11  Governing Law................................................................    58
       14.12  Third Parties; Joint Ventures................................................    58
       14.13  Construction.................................................................    58
       14.14  Maintenance by Buyer of Books and Records....................................    59

EXHIBITS TO THE AGREEMENT

Exhibit A       Form of Noncompetition Agreement
Exhibit B-1     Form of Deposit Escrow Agreement
Exhibit B-2     Form of Indemnity Escrow Agreement
Exhibit C       Form of Franchise Transfer Consent
Exhibit D       Form of Third Party Consent
Exhibit E       Form of Bill of Sale
Exhibit F-1     Form of Opinion of Seller's Counsel
Exhibit F-2     Form of Opinion of Seller's FCC Counsel
Exhibit G       Form of Assignment and Assumption Agreement
Exhibit H       Opinion of Buyer's Counsel

SCHEDULES TO THE AGREEMENT

Schedule 2.10         Subscribers Receiving Free Service
Schedule 3.1          Trade Names
Schedule 3.3          Systems Information
Schedule 3.4          Other Operators
Schedule 3.5          Personal Property
Schedule 3.6          Franchises, Licenses and Contracts
Schedule 3.8          Litigation and Other Proceedings
Schedule 3.13.2       Requests for Network Nonduplication and Syndex
Schedule 3.13.4       Rate Regulation and Compliance
Schedule 3.15         Real Property
Schedule 3.16         Local Offices
Schedule 3.20         Bonds
Schedule 5.1.2(a)     Current Rebuild
Schedule 5.1.2(b)     Marketing, Advertising and Promotional Activities and Expenditures

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of the 30th day of June, 1995, by and between JONES INTERCABLE, INC., a Colorado corporation ("Buyer"), and COLUMBIA ASSOCIATES, L.P., a Delaware limited partnership ("Seller").

                                    RECITALS

     A. Seller owns and operates certain cable television systems that are franchised or hold other operating authority and operate in and around the communities of Dale City, Lake Ridge, Woodbridge, Fort Belvoir, Triangle, Dumfries, Quantico, Occoquan and Prince William County, all in the Commonwealth of Virginia (collectively, the "Systems").

     B. Seller desires to sell, and Buyer desires to purchase, substantially all of the assets comprising the Systems, on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

     In consideration of the mutual promises and covenants hereinafter set forth, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

     1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms, whether in singular or plural form, shall have the following meanings:

     1.1 "Accounts Receivable" means the rights of Seller to payment for services rendered by Seller through the Adjustment Time in connection with the operation of the Systems, as reflected on the billing records of Seller.

     1.2 "Advertising Receivables" means the rights of Seller to payment for advertising spots sold and video production services rendered or provided to third parties by Seller through the Adjustment Time in connection with the operation of the Systems, as reflected on the records of Seller.

     1.3 "Affiliate" shall mean as to any Person or entity any other Person or entity controlling, controlled by or under common control with, such Person or entity.

     1.4 "Approved Additional Capital Expenditures" shall mean any and all expenditures made or committed to be made by the Seller in respect of the Systems during the period commencing on the date hereof through the Closing Date in respect of capital assets or which, under generally accepted accounting principles, would be classified as capital expenditures, other than Ordinary Course Capital Expenditures; provided, however, that (i) an expenditure in respect of the Systems shall not be treated as an Approved Additional Capital Expenditure for purposes of this Agreement, unless the Buyer shall have approved in writing, at any time prior to the Closing Date, the acquisition of the capital assets or the general capital program in respect of which such capital expenditures were incurred, (ii) expenditures incurred in connection with the current rebuild of the Systems as described in Schedule 5.1.2(a) hereto (the "Current Rebuild") shall not be treated as Approved Additional Capital Expenditures, and (iii) expenditures relating to ordinary course line extensions of the Systems shall not be treated as Approved Additional Capital Expenditures.

     1.5 "Assumed Contracts it means (i) all Contracts listed in Schedule 3.6 hereto under a category which indicates that such Contracts will be assumed by Buyer; (ii) any Contracts entered into by Seller in the ordinary course of business and as permitted by this Agreement between the date hereof and the Closing Date which would have been listed on Schedule 3.6 had they been in existence on the date hereof, other than those Contracts for which Buyer would have a liability following the Closing Date in excess of $10,000 as to any single Contract or $75,000 in the aggregate to which Buyer has not given its prior written approval in accordance with Section 5.1.3; (iii) any agreements in respect of Approved Additional Capital Expenditures and (iv) subscription agreements with individual residential subscribers for the cable services provided by the Systems.

     1.6 "Basic Subscriber" means as of any date of determination thereof each residential customer or resident of a multiple dwelling unit who pays directly to Seller the standard monthly fees and charges imposed by Seller for Basic Service (as described in Schedule 3.3) (either alone or in combination with any other service) from the Systems, and (i) who has paid at least two months' payment in full without discount (other than Permitted Discounts), together with any applicable installation fee (or, for purposes of Section 2.5 only, who has paid at least one month's payment in full without discount, provided that after the Closing Date any such subscriber pays for an additional month's service in full without discount (other than Permitted Discounts) within 60 days after the billing date); (ii) whose payment for service is not more than 60 days past due from the billing date (provided that a subscriber's account shall not be considered past due as a result of unpaid amounts not exceeding 20% of the amount due in respect of such month: provided, however, that no more than 750 accounts to which this provision applies may be included in this calculation); and (iii) who has not given or been given notice of termination and who, consistent with Seller's standing policy, should not have been given notice of termination.

     1.7 "Bulk Subscriber" means any commercial establishment (e.g., any hotel or motel) or multiple dwelling unit establishment (e.g., any apartment, condominium or cooperative building) served by any System that pays a bulk rate for the System's basic service (either alone or in combination with any other service), provided that such establishment (i) has been a bulk subscriber which has paid at least two months' payment in full without discount, together with any applicable installation fee; (ii) is not delinquent in any payment for any such service; and (iii) has not given or been given notice of termination, and, consistent with Seller's disconnect policy for bulk accounts, should not have been given notice of termination. A Bulk Subscriber shall be deemed to be delinquent if any part of such establishment's account with Seller (a) is more than 60 days past due from the first day of the period to which any outstanding bill relates (provided, that a bulk subscriber's account shall not be considered past due as a result of unpaid amounts not exceeding 20% of the amount due in respect of such billing period), or (b) in the case of Quantico Marine Base or Fort Belvoir, is more than 120 days past due.

     1.8 "Business Day" shall mean any day on which commercial banks are authorized or required to close in New York City, New York or Denver, Colorado.

     1.9 "Cable Act of 1992" means the Cable Television Consumer Protection and Competition Act of 1992.

     1.10 "Closing" means the consummation of the transaction contemplated by this Agreement in accordance with the provisions of Section 7.

     1.11 "Closing Date" means the date of the Closing.

     1.12 "Consents" means all of the consents, permits or approvals required under the Franchises, Licenses, Material Assumed Contracts or under any Legal Requirement for (i) Seller to transfer the Assets to Buyer or otherwise to consummate lawfully the transaction contemplated hereby; (ii) Buyer to conduct the business of the Systems and to own, lease, use and operate the Assets at the places and substantially in the manner in which the business of the Systems is conducted as of the date of this Agreement and on the Closing Date and (iii) Buyer to assume and perform the Franchises, Licenses and Material Assumed Contracts.

     1.13 "Contracts" means all leases, private easements, private rights-of-way, access agreements, multiple dwelling unit agreements, programming agreements, pole attachment and conduit agreements, subscriber agreements and other agreements, written or oral (including any amendments and other modifications thereto) to which Seller is a party and which affect the Assets or the business or operations of the Systems, and (i) which are in effect on the date hereof, or (ii) which are entered into by Seller in the ordinary course of business and as permitted by this Agreement between the date of this Agreement and the Closing Date.

     1.14 "Environmental Laws" means any federal, state or local law or regulation relating to the pollution or protection of air, land or water, or any combination thereof.

     1.15 "Equivalent Billing Units" means that total number of subscribers of the Systems, calculated by dividing by $23.37 for the Fort Belvoir Systems, and by $24.07 for each of the other Systems, the sum of the aggregate monthly billings of such Systems, before nonrecurring charges or credits, for the billing period in which such calculation is being made, attributable to (i) the Basic Subscribers for basic service (as described in Schedule 3.3) and (ii) the Bulk Subscribers for basic service (excluding billings in each instance for service in any billing period other than the billing period for which the Equivalent Billing Units are being calculated and charges relating to services other than basic service such as, without limitation, charges for remotes, cable guides, premium services, taxes, copyright fees and late charges). For purposes of making the calculation in this formula, the relevant billing periods with respect to the Systems shall be either (i) for those subscribers billed on the first of the month, the period from the first day of a month through and including the last day of such month or (ii) for those subscribers billed on the sixteenth of the month, the period from the sixteenth day of a month through and including the fifteenth day of the next succeeding month.

     1.16 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and rules and regulations promulgated thereunder and published interpretations with respect thereto.

     1.17 "FCC" means the Federal Communications Commission.

     1.18 "Final Order" means an order of a Governmental Authority (i) as to which the time for filing a request for administration or judicial relief, or for instituting administrative review sua sponte, shall have expired without any such filing having been made or notice of such review having been issued; or
(ii) in the event of such filing, or review sua sponte as to which such filing or review shall have been denied, dismissed, withdrawn or abandoned and the time for seeking further relief or for instituting further administrative review sua sponte with respect thereto shall have expired without any request for such further relief having been filed or notice of such review having been issued.

     1.19 "Franchises" means all municipal, county, and state franchises, franchise applications incorporated in the franchises of Seller relating to the Systems (if any), authorizations and permits relating to the Systems, other than the Licenses.

     1.20 "Governmental Authority" means (i) the United States of America, any state, commonwealth, territory, or possession thereof and any political subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaus, agencies, counties, municipalities, provinces, parishes, and other instrumentalities, and (ii) any foreign (as to the United States of America) sovereign entity, including but not limited to nations, states, republics, kingdoms and principalities, any state, province, commonwealth, territory or possession thereof, and any political subdivision, quasi-governmental authority, or instrumentality of any of the same.

     1.21 "Hazardous Substances" means (i) any "hazardous waste" as defined by the Resources Conservation and Recovery Act of 1976 ("RCRA") (42 U.S.C. sec.6901 et seq.), as amended, and rules and regulations promulgated thereunder; (ii) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. sec.9601 et seq.) ("CERCLA"), as amended, and rules and regulations promulgated thereunder; (iii) any substance regulated by the Toxic Substances Act ("TSCA") (42 U.S.C. sec.2601 et seq.), as amended, and rules and regulations promulgated thereunder; (iv) asbestos; (v) polychlorinated biphenyls; (vi) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (vii) any substance the presence, use, treatment, storage or disposal of which on the Real Property is prohibited by any Legal Requirements; and (viii) any other substance which by any Legal Requirements require special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment, or disposal.

     1.22 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.23 "Judgment" means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

     1.24 "Knowledge" of any Person of or with respect to any matter means that such Person (if a natural person) or any of the executive officers, directors, and senior managers of such Person (if not a natural Person) has actual awareness or knowledge of such matter.

     1.25 "Legal Requirements" means applicable common law and any applicable statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including Judgments.

     1.26 "Licenses" means all domestic satellite, business radio, CARS, microwave and other licenses, and all authorizations and permits relating to the Systems granted to Seller by any Governmental Authority, except the Franchises or any public easements or rights-of-way related thereto.

     1.27 "Lien" means any security agreement, financing statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any lien, mortgage, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to or defect in title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, easement, rights-of-way, restrictive covenants, leases and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, Contract or otherwise.

     1.28 "Limited Partners" means the holders of limited partnership interests in Seller.

     1.29 "Litigation" means any claim, action, suit, proceeding, arbitration, investigation, hearing or other activity or procedure that could result in a Judgment, and any notice of any of the foregoing.

     1.30 "Losses" means any claims, losses, liabilities, damages, Liens, penalties, costs, and expenses, including but not limited to interest which may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the costs reasonably incurred by any Person in connection with making a claim or seeking indemnification under this Agreement by reason of the occurrence of any event with respect to which indemnification is sought.

     1.31 "Managing General Partner" means Columbia International, Inc., a Delaware corporation and the managing general partner of Seller.

     1.32 "Material Assumed Contracts" means all Assumed Contracts listed in
Schedule 3.6 which are designated on such Schedule with an asterisk to indicate that such Assumed Contracts are material to the financial condition or operations of the business of the Systems.

     1.33 "Noncompetition Agreements" means the Noncompetition Agreements of Seller, the Managing General Partner, Robert M. Rosencrans, Scott Ledbetter and Richard Rosencrans, substantially in the form attached hereto as Exhibit A.

     1.34 "Ordinary Course Capital Expenditures" shall mean any and all expenditures made in connection with the acquisition of a capital asset or expenditures which, under generally accepted accounting principles, would be classified as capital expenditures and which are necessary for the operation of the Systems in the ordinary course of business as previously conducted by the Seller at the Systems.

     1.35 "Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of Columbia Associates, L.P., dated as of June 2, 1992, by and among the Managing General Partner, Liberty of Greenwich, Inc., a Colorado corporation as General Partner, and the parties listed on Schedule A attached thereto as the Limited Partners.

     1.36 "Permitted Discounts" means any System's standard senior citizen discount and any customer rebate described on Schedule 3.3(III)(C) hereto.

     1.37 "Permitted Liens" means (a) liens for Taxes not yet subject to penalties for nonpayment and liens for taxes the payment of which is being contested or the time for doing so has not yet expired, and for which adequate reserves have been provided; (b) zoning laws and ordinances and similar Legal Requirements; (c) rights reserved to any Governmental Authority to regulate the affected property; (d) security interests in the Assets held by the Seller's lenders, which will be released or terminated on the Closing Date; and (e) as to Real Property interests, any easements, rights-of-way, servitude, permits, restrictions and minor imperfections or irregularities in title which are reflected in the public records and which do not individually or in the aggregate materially interfere with the right or ability to own, use or operate the Real Property or to convey good, marketable and indefeasible title to such Real Property; provided that classification of any item as a Permitted Lien of the type described in item (a) above will not affect any liability Seller may have for such item, including pursuant to any indemnity obligation under this Agreement.

     1.38 "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, joint venture, trust, association or unincorporated entity of any kind.

     1.39 "Personal Property" means all of the equipment, plant, inventory, spare parts, supplies and other tangible personal property which are owned or leased by Seller and used or useful as of the date hereof in the conduct of the business or operations of the Systems, including, without limitation, all of Seller's towers, tower equipment, antennas, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, earth satellite receive stations and related equipment, microwave equipment, testing equipment, motor vehicles, office equipment, furniture and fixtures, supplies, inventory and other physical assets, plus such additions thereto and deletions therefrom arising in the ordinary course of business and as permitted by this Agreement between the date of this Agreement and the Closing Date.

     1.40 "Rate Regulatory Matters" shall mean any matter or any effect on the Seller or any Systems, or the past, current or prospective business or operations thereof, arising out of or related to the Cable Act of 1992, any regulations heretofore or hereafter adopted thereunder, or any other federal, state or local law or regulation dealing with, limiting or affecting the rates which can be charged by cable television systems to their subscribers (whether for programming, equipment, installation, service or otherwise).

     1.41 "Rate Regulatory Reduction Order" shall mean a Final Order issued by a federal, state or local governmental or regulatory authority relating to Rate Regulatory Matters which effectuates prior to or as of the Closing Date a reduction in the aggregate rates charged to Basic Subscribers for basic cable television service from the aggregate rates charged by Seller for such services during the period of time in which the Seller owned the Systems.

     1.42 "Real Property" means all of the fee estates and buildings and other improvements thereon, leasehold interests in real estate, private easements, private rights to access, private rights-of-way, and other real property interests which are used by Seller, or owned by Seller and useful, as of the date of this Agreement, in the conduct of the business or operations of the Systems, plus such additions thereto and deletions therefrom arising in the ordinary course of business and permitted by this Agreement between the date of this Agreement and the Closing Date.

     1.43 "Systems" means any cable television systems described on Schedule 3.3 attached hereto, and any subsequent extensions thereof and additions thereto.

     1.44 "Taxes" means all levies and assessments of any kind or nature imposed by any Governmental Authority, including but not limited to all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

     1.45 "Transaction Documents" means all instruments and documents executed and delivered by Buyer or Seller or any officer, director or Affiliate of either of them in connection with this Agreement or the transactions contemplated hereby.

     1.46 List of Additional Definitions. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

               TERM                                                             SECTION
    ----------------------------                                                --------
    Adjustment Indemnity Portion                                                2.4
    Adjustment Notice                                                           2.9
    Adjustment Time                                                             2.6
    Assets                                                                      2.1
    Assigned Claims                                                             9.2.2
    Assumed Liabilities                                                         2.10
    Balance Sheet                                                               3.11.1
    Buyer                                                                       Preamble
    CCO                                                                         2.2
    CCW                                                                         2.2
    CLI                                                                         3.13.6
    Communications Act                                                          3.13.3

    Contingent Basic Subscriber Adjustment Amount                               2.5
    Contingent Basic Subscribers                                                2.5
    Current Items Amount                                                        2.6
    Current Rebuild                                                             5.1.2
    Deposit                                                                     2.3
    Escrow Agent                                                                2.3
    FAA                                                                         3.13.7
    Final Adjustments List                                                      14.14
    Final Current Items Amount                                                  2.9
    Final Subscriber Adjustment Amount                                          2.9
    Forms 394                                                                   5.4
    General Indemnity Portion                                                   2.4
    Group                                                                       11
    GTE Pole Audit Liability                                                    9.2
    Indemnitee                                                                  9.4
    Indemnitor                                                                  9.4
    Indemnity Escrow Agreement                                                  2.4
    Indemnity Escrow Fund                                                       2.4
    Initial Adjustment Certificate                                              2.7
    KPMG                                                                        2.9
    Non-hired Employee                                                          5.2
    Outside Closing Date                                                        7.1
    Preliminary Current Items Amount                                            2.7
    Preliminary Subscriber
       Adjustment Amount                                                        2.7
    Purchase Price                                                              2.4
    Response Notice                                                             2.9
    Retained Advertising Receivables                                            2.6.1
    Seller                                                                      Preamble
    Subscriber Adjustment Amount                                                2.5
    Threshold Amount                                                            9.5
    Title Commitment                                                            5.3
    Title Company                                                               5.3
    Title Defect                                                                5.3
    Waller                                                                      11
    Williamette                                                                 2.2

     2.   PURCHASE AND SALE OF THE ASSETS.

     2.1 Agreement to Purchase and Sell. Subject to the terms and conditions set forth in this Agreement, at the Closing Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, for the Purchase Price, free and clear of all Liens (other than Permitted Liens), and with full substitution and subrogation to all rights and actions of warranty against all preceding owners, the following described tangible and intangible assets used or useful in connection with the conduct of the business or operations of the Systems (the "Assets"):

        (i)    the Personal Property;

        (ii)   the Real Property;

        (iii)  the Franchises;

        (iv)   the Assumed Contracts;

        (v)    the Accounts Receivable;

        (vi)   the Licenses;

        (vii) all of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer disks and tapes, plans, diagrams, blueprints and schematics relating to the Systems, other than as any of the foregoing relate to the Excluded Assets;

        (viii) all of Seller's files of correspondence and lists and records concerning past, present and prospective customers of the Systems, all books and records relating to the business or operations of the Systems, including executed copies of the Assumed Contracts and correspondence relating to retransmission agreements and must-carry elections, filings with the FCC or local Governmental Authorities and all backup information upon which any such filings are based, subject to the right of Seller or the Managing General Partner to have such books and records made available to Seller or the Managing General Partner for a period of three years from the Closing Date; provided that if Seller or the Managing General Partner desires to obtain such files, lists or records upon the expiration of such three year period, Seller or the Managing General Partner or its counsel shall so notify Buyer no earlier than 90 days or later than 60 days prior to the expiration of such period. If Buyer receives such a notice, it shall, upon the expiration of such period (at Seller's or the Managing General Partner's expense), deliver such files, lists and records to a location designated by Seller or the Managing General Partner or its counsel in its notification;

        (ix) the goodwill and going concern value generated by Seller with respect to the Systems, if any; and

        (x) all intangible assets of Seller relating to the Systems not specifically described above.

     2.2 Excluded Assets. The following assets shall not be transferred to Buyer by Seller and are specifically excluded from the Assets:

        (i) Seller's cash, cash equivalents and marketable securities on hand as of the Closing Date and all other cash in any of Seller's bank or savings accounts, any and all insurance policies, construction and performance bonds, letters of credit or other similar items and any cash surrender value in regard thereto, any stocks, bonds, certificates of deposit and similar investments and any claims receivable under any insurance policies, except as otherwise provided in Section 12 hereof;

        (ii) any Contracts other than the Assumed Contracts, and all programming agreements relating to the Systems other than any retransmission consent agreements and programming agreements entered into in connection with retransmission consent agreements which are listed on Schedule 3.6 as Assumed Contracts;

        (iii) all books, records and documents relating to Seller's partnership operations or operations not specifically referred to in Sections 2.1(iii), 2.1(vii), 2.1(viii), or 2.1(x), including, without limitation, financial records, records as to partnership interests and similar items;

        (iv) all claims, rights and interests of Seller for any period prior to the close of business on the Closing Date, including claims receivable for refunds under pole attachment agreements and from the FCC, and all claims in respect of tax refunds;

        (v) Seller's partnership interest in Columbia Cable of Washington ("CCW") and all of the assets of the cable television systems owned by CCW;

        (vi) Seller's partnership interest in Columbia Cable of Oregon ("CCO") and the assets of CCO, including the outstanding capital stock of Willamette Cable TV, Inc., ("Willamette"), and all of the assets of the cable television systems owned by Willamette and/or CCO;

        (vii) all assets of any cable television systems owned by Seller other than the Systems; and

        (viii) the trademarks, trade names, service marks and all other information and similar intangible assets relating to Seller or the Systems; provided, however, that for a period of 90 days after the Closing Date, Buyer shall have the right to operate the Systems using the names "Columbia Cable of Virginia", "Cablevision of Prince William" and "Lake Ridge Cable" and all derivations of such names and related tradenames, trade names and service marks in use in the Systems on the Closing Date.

     2.3. Deposit. Upon execution and delivery of this Agreement by Seller and Buyer, Buyer shall deliver $6,000,000 (the "Deposit") to Colorado National Bank ("Escrow Agent"), to be held and applied pursuant to the terms of that certain Deposit Escrow Agreement, dated the date hereof, by and among Seller, Buyer and Escrow Agent, such Deposit Escrow Agreement to be in the form of Exhibit B-1.

     2.4. Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall, in accordance with instructions provided to it by Seller at least 5 days prior to the Closing, deliver to Seller by a federal funds check or by wire transfer of immediately available funds, to such account or accounts as are designated in such instructions, the sum of $123,000,000 (the "Purchase Price"), which sum shall be (i) reduced by the amount of the Deposit, which is to be retained by the Escrow Agent (the "General Indemnity Portion", which, together with the amounts delivered to the Escrow Agent pursuant to Sections 2.5 and 2.7 below (the "Adjustment Indemnity Portion") shall be referred to as the "Indemnity Escrow Fund") to secure payment by Seller of any indemnification obligations to Buyer in accordance with the terms of an indemnity escrow agreement in substantially the form attached hereto as Exhibit B-2 (the "Indemnity Escrow Agreement") to be executed and delivered by Buyer, Seller and Escrow Agent at Closing, and (ii) subject to upward or downward adjustment, as the case may be, pursuant to Sections 2.5, 2.6, 2.8 and 2.9 below; provided, however, that the Purchase Price shall not be subject to upward adjustment pursuant to the provisions of Section 2.5 or 2.9 to the extent that the number of Equivalent Billing Units exceeds 49,750. If Seller has requested that Buyer deliver the Purchase Price by delivery of a federal funds check, the Purchase Price shall be reduced by an amount equal to the interest which Buyer would have received for overnight investment of an amount equal to the amount of such federal funds check the night prior to the Closing Date, if such amount had been deposited under, and subject to, the NationsBank Capital Markets Overnight Repurchase Agreement. At Closing, the interest accrued on the Deposit will be delivered by Escrow Agent to Buyer.

     2.5 Subscriber Adjustment. If at Closing, the Systems have fewer than 49,750 Equivalent Billing Units as determined as of the Closing Date, the Purchase Price shall be reduced by an amount equal to $2,472.36 for each Equivalent Billing Unit less than 49,750 as of the Closing (the aggregate amount of the reduction to be the "Subscriber Adjustment Amount"). In addition, if at Closing the Systems have fewer than 49,750 Equivalent Billing Units determined as of the Closing Date, Buyer will deposit with the Escrow Agent, in accordance with the terms of the Indemnity Escrow Agreement, $2,472.36 for each residential customer or resident of a multiple dwelling unit who has not paid as of the Closing Date at least two months' payment in full without discount (other than any Permitted Discounts) but has paid at least one month's payment in full without discount (other than any Permitted Discounts) ("Contingent Basic Subscribers"). In no event shall the aggregate amount, if any, deposited by Buyer with the Escrow Agent for the aggregate Contingent Basic Subscribers (the "Contingent Basic Subscriber Adjustment Amount") be greater than the Subscriber Adjustment Amount as of the Closing Date. The release of the Contingent Basic Subscriber Adjustment Amount shall be governed by the provisions of Section 2.9 and the Indemnity Escrow Agreement.

     2.6. Current Items Amount. Buyer or Seller, as appropriate, shall pay to the other (by increasing or decreasing the Purchase Price paid to Buyer at the Closing) the net amount of the adjustments and prorations effected pursuant to Sections 2.6.1, 2.6.2, 2.6.3 and 2.8 below (the "Current Items Amount"). The adjustments provided for herein shall be made as of the close of business (5:00 p.m., Eastern time) on the Closing Date (the "Adjustment Time").

          2.6.1. Accounts Receivable and Advertising Receivables. Seller shall be entitled to an amount equal to the sum of (i) 100% of the face amount of all Accounts Receivable (other than Advertising Receivables) that are current or 30 days or less past due as of the Adjustment Time, plus (ii) 95% of the face amount of all Accounts Receivable that are between 31 days and 60 days past due as of the Adjustment Time. In addition, Seller shall be entitled to 95% of the face amount of all Advertising Receivables that are current or 60 days or less past due as of the Adjustment Time. With respect to any Advertising Receivables that are more than 60 days past due as of the Adjustment Time, Buyer and Seller shall endeavor in good faith to jointly determine at Closing the reasonable likelihood that such Advertising Receivables are capable of collection in the ordinary course of business, and shall endeavor in good faith to jointly determine within ninety (90) days after the Closing Date, based on such reasonable likelihood of collectability, the amount to which Seller shall be entitled from Buyer for such Advertising Receivables. Upon the conclusion of such determination or if Buyer and Seller are unable to jointly make such determination within ninety (90) days after the Closing Date, Seller shall have the option to retain any Advertising Receivables which were more than 60 days past due as of the Adjustment Time for which Buyer and Seller have been unable to reach agreement as to the amount to which Seller shall be entitled from Buyer for such Advertising Receivables (the "Retained Advertising Receivables"). In such event, Buyer shall forward to Seller any such Retained Advertising Receivables received by Buyer during any calendar month within ten (10) days after the end of such month. Buyer may not settle, discount payment of, extend the term of, or otherwise compromise any of Seller's Retained Advertising Receivables, except as previously consented to in writing by Seller. For purposes of making "past due" calculations with respect to Accounts Receivable, the "age" or days past due of the Accounts Receivable shall be determined from the first day of the month for which the applicable billing for services rendered for that month is made (for example, a bill or statement for services for the period from July 1 through July 31 shall be due as of July 1 for the purposes of aging the Accounts Receivable applicable to such bill or statement and shall be 31 days past due on August 1, and a bill or statement for services for the period from July 16 through August 15 shall be due as of July 16 for the purposes of aging the Accounts Receivable applicable to such bill or statement and shall be 31 days past due on August 16). For purposes of making "past due" calculations with respect to Advertising Receivables, the "age" or days past due of any Advertising Receivable shall be determined from the date of the applicable billing of the third party owing such amount to Seller for the services rendered or advertising spots sold to such party.

     2.6.2 Advance Payments, Deposits and Accrued Sick Pay. Buyer shall be entitled to an amount equal to the aggregate of (i) all deposits of subscribers of the Systems for converters, decoders, and similar items, (ii) all payments received by Seller for services to be rendered to subscribers of the Systems after the Adjustment Time and (iii) an amount equal to one fourth of the accrued sick pay as of the Adjustment Time of those employees of Seller whom Buyer hires at Closing, which amount shall constitute Seller's sole liability pursuant to the terms hereof with respect to accrued sick pay for such employees. Seller shall be entitled to an amount equal to the aggregate of all deposits made under utility, pole rental and other Assumed Contracts or bonds posted thereunder which are transferred to Buyer at or after the Closing.

     2.6.3 Expenses. As of the Adjustment Time, the following expenses shall be prorated, in accordance with generally accepted accounting principles, so that all expenses for periods prior to the Adjustment Time (other than expenses related to Approved Additional Capital Expenditures, which shall be the sole responsibility of Buyer) shall be for the responsibility of Seller, and all expenses for periods after the Adjustment Time shall be for the responsibility of Buyer: (i) all payments and charges under the Franchises, the Licenses, and the Assumed Contracts; (ii) Taxes levied or assessed against any of the Assets;
(iii) Taxes, if any, payable with respect to cable television service and related sales to subscribers of the Systems; (iv) charges for utilities and other goods or services furnished to the Systems; (v) copyright fees based on signal carriage by the Systems; (vi) all refund liabilities due to subscribers in connection with the rates of the Systems; and (vii) all other items of expense relating to the Systems; provided, however, that Seller and Buyer shall not prorate any items of expense payable under any Excluded Assets, all of which shall remain and be solely for the account of Seller. In addition, to the extent that Buyer or Seller has paid more than one-half of any expenses incurred hereunder which are specifically stated herein to be shared equally by Buyer and Seller, the Purchase Price shall be adjusted so that Buyer and Seller are ultimately each responsible for one-half of such expenses.

     2.7 Pre-Closing Subscriber Adjustment and Current Items Amount Calculations. The Subscriber Adjustment Amount, if any, the Current Items Amount and the Contingent Basic Subscriber Adjustment Amount, if any, shall be estimated in good faith by Seller, and set forth, together with a detailed statement of the calculation thereof, in a certificate (the "Initial Adjustment Certificate") executed by a duly authorized representative of Seller and delivered to Buyer not later than ten (10) days prior to the Closing. Seller shall use reasonable efforts to keep Buyer informed during its preparation of the Initial Adjustment Certificate. Buyer shall no later than three (3) days prior to the

Closing, advise Seller of whether Buyer believes the estimate of Seller to be accurate or whether it has sufficient information to evaluate the estimate and, if it does not believe it to be accurate or does not have sufficient information from Seller to evaluate the estimate, shall provide Seller with the information and calculations upon which its belief is based, including an estimate by Buyer of (i) the Equivalent Billing Units the Systems will have on the Closing Date,
(ii) the Current Items Amount as of the Closing Date and (iii) the Contingent Basic Subscribers the Systems will have on the Closing Date. At the Closing, Seller shall deliver to Buyer a certificate of the Managing General Partner, dated the Closing Date, setting forth Seller's calculation of the Equivalent Billing Units and the Contingent Basic Subscribers. If Buyer in good faith believes Seller's calculation of the Subscriber Adjustment Amount or the Current Items Amount is incorrect or that it has insufficient information to evaluate the calculation, then, at the Closing, Buyer shall pay to Seller the Purchase Price, with adjustment pursuant to this Section 2.7 resulting from Seller's calculation of the Subscriber Adjustment Amount and Current Items Amount only to the extent such calculation is not disputed by Buyer (such amounts to be respectively the "Preliminary Subscriber Adjustment Amount" and the "Preliminary Current Items Amount"), and any further amounts to which Seller believes it is entitled pursuant to this Section 2.7 but which are disputed by Buyer shall instead be deposited with the Indemnity Escrow Agent as the Adjustment Indemnity Portion of the Indemnity Escrow Fund and shall be treated as unresolved claims pursuant to the Indemnity Escrow Agreement.

     2.8 Approved Additional Capital Expenditures. The Purchase Price shall be increased by any amounts actually expended by Seller with respect to the Approved Additional Capital Expenditures, if any, between the date hereof and the Closing Date.

     2.9 Final Subscriber Adjustment Amount and Final Current Items Amount Calculations. Seller and Buyer shall endeavor in good faith to agree upon (i) the final Subscriber Adjustment Amount (which shall be reduced by amounts to be paid from the Contingent Basic Subscriber Adjustment Amount to Seller for those Contingent Basic Subscribers who, following the Closing Date, have paid one month's payment in full without discount (other than any Permitted Discounts) within 60 days after the billing date for the service to which such payment relates) (the "Final Subscriber Adjustment Amount") and (ii) the final Current Items Amount (the "Final Current Items Amount"), within 90 days after the Closing. Seller or Buyer, as appropriate, shall pay to the other party within 5 Business Days after the final determination thereof the amount by which the parties agree that the Final Subscriber Adjustment Amount and Final Current Items Amount differ from the Preliminary Subscriber Adjustment

Amount and Preliminary Current Items Amount (including instructing Escrow Agent to release all of the Adjustment Indemnity Portion to Buyer and Seller in such proportions as have been agreed upon by Buyer and Seller; provided, that such instructions shall require that Escrow Agent release to Buyer any amounts remaining in the Adjustment Indemnity Portion, if any, after all amounts required to be released to Seller as a result of the determination of the Final Subscriber Adjustment Amount and Final Current Items Amount have been so released to Seller), it being understood and agreed that all such payments to be made by or for the account of Seller to Buyer in accordance with this Section
2.9 shall be paid or payable solely out of the Indemnity Escrow Fund. Notwithstanding any provision to the contrary contained herein, if the calculation of the Final Subscriber Adjustment Amount pursuant to this Section
2.9 results in the Systems having an aggregate of at least 49,750 Equivalent Billing Units (whether as a result of (A) the inclusion of Contingent Basic Subscribers who, following the Closing Date, have paid one month's payment in full without discount (other than any Permitted Discounts) within 60 days after the billing date for the service to which such payment relates and/or (B) the resolution of a dispute in favor of Seller relating to the computation of the Final Subscriber Adjustment Amount), Buyer shall not be entitled to any payments from the Indemnity Escrow Fund to the extent that any claims for such payments are based on the failure of the Systems to have 49,750 Equivalent Billing Units. Any amounts in dispute at the end of such 90 day period will be determined within 120 days after the Closing Date by the accounting firm of KPMG Peat Marwick ("KPMG") in New York City. If KPMG is unable or unwilling to resolve such dispute and the parties are unable to agree upon another firm of certified public accountants, then either party may demand that the dispute be settled by notice to the other (the "Adjustment Notice") setting forth the name of the firm of certified public accountants designated by the party giving the Adjustment Notice. The other party shall designate a second firm of public accountants by notice ("Response Notice") given within ten (10) days after its receipt of the Adjustment Notice. The two firms designated by the parties shall select a third firm of certified public accountants to resolve the dispute; provided, however, that if the firms are unable to agree upon a third firm, within ten (10) days after the giving of the Response Notice, then the third firm of certified public accountants shall be a firm of certified public accountants designated by the American Arbitration Association at the request of either party. The decision of KPMG (or such other firm(s) of certified public accountants designated to resolve the dispute in accordance herewith) shall be final and binding upon Seller and Buyer and judgment thereon may be entered in any court of competent jurisdiction. Upon resolution of such dispute, appropriate payment shall be promptly made in accordance with such resolution solely out of the Indemnity Escrow Fund pursuant to the Indemnity Escrow

Agreement; provided, however, that in no event shall any payment to Seller from the Adjustment Indemnity Portion of the Indemnity Escrow Fund reduce the General Indemnity Portion to less than six million dollars ($6,000,000). The parties shall be responsible for their respective expenses in connection with such resolution, except the fees of KPMG (or any other firm of certified public accountants mutually acceptable to the parties) or the third accounting firm shall be divided equally between Seller and Buyer. The payment required after determination of all disputed amounts will be made by the responsible party within five Business Days after the final determination.

     2.10. Assumption of Liabilities. As of the Closing Date, Buyer shall assume, pay, discharge, and perform and hold Seller harmless from the following obligations and liabilities (the "Assumed Liabilities"): (i) all liabilities and obligations with respect to periods subsequent to the Closing Date under any Franchise, License, Assumed Contract or instrument relating to real property assigned to Buyer; (ii) the obligation of Seller subsequent to the Closing Date to operate the Systems and to provide cable television services, including the obligation to provide free or reduced price service to (a) Seller's employees,
(b) those persons as may be required under the Franchise and (c) those persons identified on Schedule 2.10; (iii) other obligations and liabilities of Seller only to the extent that there shall be an adjustment in favor of Buyer with respect thereto pursuant to Section 2.6; (iv) obligations relating to deposits described in Section 2.6.2(i) for which an appropriate adjustment has been made to the Purchase Price; and (v) all obligations and liabilities arising out of Buyer's ownership of the Assets or operation of the Systems after the Closing Date. All debts, liabilities, and obligations arising out of or relating to the Assets or the operation of the Systems other than the Assumed Liabilities shall remain and be the obligations and liabilities solely of Seller.

     3. SELLER'S REPRESENTATIONS. Seller represents, warrants and covenants to Buyer as follows:

     3.1 Organization and Qualification. Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases in connection with the Systems and to conduct its activities and to carry on its business as such activities and business are currently conducted in connection with the Systems. Seller is duly qualified to do business as a foreign limited partnership in the Commonwealth of Virginia.
SCHEDULE 3.1 sets forth a list of all fictitious and/or trade names which Seller is currently using or in the past has used in connection with the conduct of the business of the Systems.

     3.2 Authorization. Seller has full partnership power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated in this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated in this Agreement on the part of Seller have been duly and validly authorized and approved by all necessary action on the part of Seller, except for the fact that Seller has yet to obtain the required consents with respect thereto from the Limited Partners of Seller. This Agreement has been duly and validly executed and delivered by Seller, and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except insofar as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     3.3 Systems Information. Schedule 3.3 sets forth a materially true and accurate description of the following information:

        (i) the approximate number of miles of activated aerial and underground cable included in the Assets;

        (ii)   the minimum number of passings of the Systems;

        (iii) a description of "Basic Service," available from the Systems, the rates charged by Seller for such service, together with the number of subscribers receiving the services, and any other charges by Seller for services to subscribers;

        (iv) as of May 31, 1995, the number of Equivalent Billing Units of the Systems, calculated in accordance with the formula described in Section 1.15 above;

        (v) the channel and bandwidth capacity of the Systems, the stations and signals carried by the Systems, the channel position of each such signal and station, and all frequencies utilized by the Systems; and

        (vi) each agreement pursuant to which any broadcast station listed in Schedule 3.3 is carried by the Systems.

     3.4 No other Operators. Except as described on Schedule 3.4, (i) the Systems are the only multiple channel operator presently serving the communities which they serve, (ii) to the best of Seller's knowledge, no other multiple channel operator is presently contemplated by any Person in the communities now served by the Systems, and (iii) no franchises or other authorizations other than the Franchises have been issued with respect to the communities served by the Systems.

     3.5 Title and Condition of Personal Property. Schedule 3.5 contains a complete description of all material items of Personal Property, other than the Excluded Assets. The Personal Property constitutes all personal property necessary to conduct lawfully and properly the business or operations of the Systems as now conducted. No fewer than 49,000 of the 50,510 converters of the Systems are 550MHz capable. Except as described on Schedule 3.5, Seller has good and marketable title to all of the Personal Property, free and clear of all Liens, except for Permitted Liens. All of the Personal Property is in good working order and repair, ordinary wear and tear excepted.

     3.6 Franchises, Licenses, and Contracts. Schedule 3.6 contains a list of all of the Franchises, Licenses and material Contracts relating to the Systems, other than: (i) subscription agreements with individual residential subscribers for the cable services provided by the Systems in the ordinary course of business which may be canceled by the Systems without penalty on not more than 30 days notice, and (ii) programming agreements. Seller has delivered to Buyer true and complete copies of each of the Franchises, Licenses, and written Assumed Contracts, including any amendments thereto, other than Contracts described in clauses (i) and (ii) above and motor vehicle leases. Except for any agreements listed on Schedule 3.6 as having expired and being in the process of renewal, each of the Franchises, Licenses, and Material Assumed Contracts is valid, in full force and effect, and enforceable in all material respects in accordance with its terms against the parties thereto other than Seller, and Seller has fulfilled when due, or has taken all action reasonably necessary to enable it to fulfill when due, all of its material obligations thereunder. There is no uncured material default (without regard to lapse of time, the giving of notice, the election of any Person other than Seller, or any combination thereof) by Seller nor, to the knowledge of Seller, is there any material uncured default (without regard to lapse of time, the giving of notice, the election of Seller, or any combination thereof) by any Person other than Seller under any of the Franchises, Licenses, or Assumed Contracts. Neither Seller nor, to the knowledge of Seller, any other Person is in arrears in the performance or satisfaction of its material obligations under any of the Franchises, Licenses, or Assumed Contracts, and no material waiver or indulgence has been granted by any of the parties thereto. The Franchises, Licenses, and Assumed Contracts are sufficient to permit Seller to operate the Systems lawfully in the manner in which it is currently operated in all material respects.

     3.7 No Conflicts; Consents. Subject to obtaining required Consents under the Franchises, Licenses or Assumed Contracts, the consent of the Limited Partners pursuant to the Partnership Agreement, and the expiration or termination of all applicable periods under the HSR Act, the execution, delivery, and performance by Seller of this Agreement does not and will not: (i) violate any provision of any Legal Requirement; (ii) conflict with or violate any provision of the Partnership Agreement; (iii) conflict with, violate, result in a material breach of, constitute a material default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof), accelerate, or permit the acceleration of the performance required by, any indenture or other material agreement or material instrument by which Seller or any of the Assets may be bound or affected; (iv) result in the creation or imposition of any Lien against or upon any of the Assets; or (v) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

     3.8 Litigation. There is no outstanding Judgment against Seller requiring Seller to take any action of any kind with respect to the Assets or the operation of the Systems, or to which the Systems or the Assets are subject or by which they are bound or affected, and there is no Litigation pending or, to Seller's knowledge, threatened, against Seller which individually or in the aggregate might result in any materially adverse change in the financial condition or operation of the Systems or materially adversely affect the Assets or the ability of Seller to perform its obligations under this Agreement. Except as described on Schedule 3.8, there are no proceedings pending to which Seller is a party or, to Seller's knowledge, threatened, nor have any demands been made by any Governmental Authority, utility, pole lessor, or other party, which seeks or could result in the termination, modification, suspension or limitation of Seller's rights or obligations with respect to the Franchises, Licenses, or Assumed Contracts. There are no claims, actions, suits, proceedings or investigations pending or, to Seller's knowledge, threatened, by or before any Governmental Authority, or any arbitrator, by or against or affecting or relating to Seller or its General Partner which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded. Nothing contained in this Section 3.8, however, shall constitute any representation, warranty or covenant with respect to any pending or threatened Rate Regulatory Matter or with respect to any Rate Regulatory Reduction Order, all such representations, warranties and covenants being made instead solely in Section 3.13.4(b) below.

     3.9 Employment Matters.

        3.9.1 ERISA. Neither Seller nor any Employee Benefit Plan or Multiemployer Plan (as those terms are defined in ERISA) maintained by Seller or to which Seller has contributed or has had the obligation to contribute is in violation of the provisions of ERISA in any material respect; no reportable event, within the meaning of Title IV of ERISA, has occurred and is continuing with respect to any such Employee Benefit Plan or Multiemployer Plan; and no prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such Employee Benefit Plan or Multiemployer Plan.

        3.9.2 Collective Bargaining. There are no collective bargaining agreements applicable to any persons employed by Seller that render services in connection with the Systems, and Seller has no duty to bargain with any labor organization with respect to any such persons. There is not pending any demand for recognition or any other request or demand from a labor organization for representative status with respect to any persons employed by Seller that render services in connection with the Systems.

        3.9.3 Legal Compliance. With respect to any persons employed by Seller that render services in connection with the Systems, Seller is in compliance in all material respects with all applicable Legal Requirements respecting employment conditions and practices, has withheld all amounts required by any applicable Legal Requirements or Contracts to be withheld from wages or salaries, and is not liable for any material arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

        3.9.4 No Unfair Practices. With respect to any persons employed by Seller that render services in connection with the Systems, (i) Seller has not engaged in any material unfair labor practice within the meaning of the National Labor Relations Act and has not violated in any material respect any Legal Requirements prohibiting discrimination on the basis of race, color, national origin, sex, religion, age, marital status, or handicap in its employment conditions or practices; and (ii) there are no pending or, to Seller's knowledge, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against Seller before any Governmental Authority nor, to Seller's knowledge, does any basis therefor exist.

        3.9.5 No Labor Controversies. There are no existing or, to Seller's knowledge, threatened, labor strikes, disputes, or grievances affecting the Systems or other labor controversies which could reasonably be expected to have a material and adverse effect on the financial condition or operations of the Systems. There are no pending or, to the knowledge of Seller, threatened arbitration proceedings under any Contracts respecting Seller's employees, nor to the knowledge of Seller, does any basis therefor exist.

     3.10 Taxes. Seller has (i) duly and timely paid all Taxes with respect to the Systems the nonpayment of which could reasonably be expected to have a material adverse effect on the Assets or the operations or financial condition of the Systems, which have become due and payable by it except such Taxes, if any, as are being contested in good faith and by proper proceedings and as to which adequate reserves have been provided and (ii) received no notice of, nor does Seller have any knowledge of, any notice of deficiency or assessment of proposed deficiency or assessment from any taxing Governmental Authority with respect to the Systems. There are no audits pending with respect to the Systems and there are no outstanding agreements or waivers by Seller that extend the statutory period of limitations applicable to any federal, state, local, or foreign tax returns or Taxes with respect to the Systems.

     3.11 Financial Statements. Seller has delivered to Buyer copies of the following financial statements, which are based on the books, records, and accounts of Seller and which were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated:

        3.11.1 Balance Sheets. Audited balance sheets as of the fiscal year ended December 31, 1992, 1993 and 1994 and an unaudited balance sheet of Seller for the fiscal quarter ending March 31, 1995 (the "Balance Sheet"), each of which (subject in the case of the unaudited statement to year-end audit adjustments) fairly and accurately present, as of the respective dates thereof, the financial condition, assets, and liabilities of Seller; and

        3.11.2 Statements of Operations. Audited statement of operations for the twelve-month periods ended December 31, 1992, 1993 and 1994 and the unaudited statement of operations of Seller for the fiscal quarter ending March 31, 1995, all of which (subject in the case of the unaudited statement to year-end audit adjustments) fairly and accurately present the results of the operations of Seller for the respective periods indicated.

        As of the date thereof, Seller was the owner (except for certain leased equipment not material in amount) of all the properties and assets set forth in the Balance Sheet, and there are no material liabilities, accrued, absolute, contingent or otherwise, that would be, under generally accepted accounting principles, reflected in the Balance Sheet, which are not so reflected.

     3.12 No Material Adverse Change. There has been no material adverse change in the financial condition, Assets, liabilities, operations or prospects of the Systems since March 31, 1995, other than any changes caused by any adjustments to rates or rate rollbacks ordered or under review by the FCC in connection with the Systems under the rate regulations of the FCC, or any other governmental mandated rate restructuring, or by legislation, rulemaking or regulation affecting the cable television industry generally, and the Assets and the financial condition and operations of the Systems have not been materially and adversely affected since March 31, 1995 as a result of any fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or public force or otherwise.

     3.13 Compliance with Legal Requirements.

        3.13.1 No Violation of Legal Requirements. Except as described on
Schedule 3.13.1, the operation of the Systems as currently conducted does not violate or infringe in any material respect any Legal Requirement. Seller has received no notice of any material violation by Seller or the Systems of any Legal Requirement applicable to the operation of the Systems as currently conducted, and knows of no basis for the allegation of any such violation. No representation or warranty is given pursuant to this Section 3.13.1 with respect to Rate Regulatory Matters.

        3.13.2 Licensing. Seller is permitted under all applicable Franchises and FCC rules, regulations and orders to distribute the transmissions (whether television, satellite, radio or otherwise) of video programming or other information that the Seller makes available to subscribers of the Systems and to utilize all carrier frequencies generated by the operations of the Systems, and is licensed to operate all the facilities required by law to be licensed, including without limitation any business radio and any cable television relay service systems being operated as part of the Systems. Other than requests for network nonduplication and syntax protection and as described on Schedule 3.13.2, no written requests have been received by Seller during the one year preceding the date of this Agreement from the FCC, the United States Copyright Office or any other Person challenging or questioning the right of Seller to operate the Systems and any FCC-licensed or registered facility used in conjunction with Seller's operation of the Systems. Seller has not violated any laws or any duty or obligation with regard to protecting the privacy rights of any past or present subscribers of the Systems, which violation could reasonably be expected to have a material adverse effect on the financial condition or operations of the Systems.

        3.13.3 Communications Act of 1934. Without limiting the generality of the foregoing: (a) the operation of the Systems has been, and is, in compliance in all material respects with the Communications Act of 1934, as amended (as so amended, the "Communications Act"), and the rules and regulations of the FCC;
(b) Seller has made all material filings required to be made with the FCC (including cable television registration statements, annual reports and aeronautical frequency usage notices); (c) Seller has provided all notices to subscribers required under the Communications Act; and (d) from 1988 through 1993, Seller has been certified as in compliance with the FCC's equal employment opportunity rules, and said certification is pending at the FCC with respect to the years 1994 and 1995. Seller has delivered to Buyer complete and correct copies of all reports and filings for the past three years made or filed pursuant to the Communications Act or FCC rules and regulations with respect to the Systems. A request for renewal has been timely filed under Section 626 of the Cable Communications Policy Act of 1984 with the proper Governmental Authority with respect to all cable television franchises of the Systems expiring within 36 months after the date of this Agreement.

        3.13.4 Cable Act of 1992.

           (a) Signal Carriage. Except with respect to Rate Regulatory Matters, the representations and warranties as to which are made solely in Section 3.13.4(b), Seller is in compliance in all material respects with the provisions of the Cable Act of 1992 and the FCC rules and regulations promulgated thereunder as such laws relate to the operation of the Systems. Seller is in compliance in all material respects with the must carry and retransmission consent provisions of the Cable Act and the FCC rules and regulations promulgated thereunder, including without limitation, (i) duly and timely notifying "local commercial television stations" of inadequate signal strength or increased copyright liability, if applicable, (ii) duly and timely notifying non-commercial educational stations of the location of the Systems' principal headed, (iii) duly and timely notifying subscribers of changes in the channel alignment on the Systems, (iv) duly and timely notifying "local commercial and noncommercial television stations" of the broadcast signals carried on the Systems and their channel position, (v) maintaining the requisite public file identifying broadcast signal carriage, (vi) carrying the broadcast signals after June 1, 1993 on the Systems for all "local commercial television stations" which elected must carry status and, if required, up to two "qualified low power stations" and (vii) obtaining retransmission consent for all broadcast signals carried on the Systems after October 5, 1993, except for those signals carried pursuant to a must carry election or the "superstition exemption." Sell has not received any written notice that any broadcaster of television signals complained regarding its channel position.

           (b) Rate Regulation and Compliance. Seller makes no representation, warranty or covenant that the rates charged to Subscribers are would be allowable under any rules and regulations of the FCC, or any authoritative interpretation thereof, promulgated from and after the date hereof Seller has not been required to deliver FCC Forms 393, 1200, 1205, 1210 and 1215 to franchisors and/or the FCC with respect to the Systems and copies of correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers with respect to the Systems, including, without limitation, copies of any complaints and responses filed with the FCC with respect to any rates charged to subscribers of the Systems. Excel as otherwise described in Schedule 3.13.4, as of the date of this Agreement, (i) there are no outstanding Rate Regulatory Reduction Orders affecting the System and the rates charged thereby, other than any Rate Regulatory Reduction Order affecting the cable industry generally, (ii) there are no Rate Regulatory Matters pending to which Seller is a party, and (iii) no local Governmental Authority has been certified by the FCC as a rate relating authority.

           (c) Customer Service Standards. Seller is in compliance in all material respects with all customer service standards applicable to the Systems.

        3.13.5 Holding Period. Seller has not violated and is not subject to any requirement to obtain a waiver under the antitrafficking provisions of the Cable Act and the FCC rules promulgated thereunder as a result of the transfer of the Systems to Buyer contemplated by this Agreement.

        3.13.6 CLI. Seller has conducted all Systems and microwave performance tests and all Cumulative Leakage Index ("CLI") related tests applicable to the Systems. Seller has (i) maintained appropriate log books and other recordkeeping which accurately and completely reflect in all material respects all results required to be shown thereon; (ii) to the extent required by the rules and regulations of the FCC, corrected any radiation leakage of the Systems required to be corrected in connection with Seller's monitoring obligations under the rules and reactions of the FCC; and (iii) otherwise complied in all material respects with all applicable CLI rules and regulations in connection with the operation of the Systems.

        3.13.7 FAA Rules and Regulations. The Systems are being operated in all material respects in compliance with the Rules and Regulations of the Federal Aviation Administration ("FAA"). Schedule 3.5 lists all of the existing towers of the Systems. Without limiting the generality of the foregoing, the existing towers of the Systems are obstruction marked and lighted in all material respects in accordance with the Rules and Regulations of the FAA and FCC if so required. All required authorizations, including but not limited to, Hazard to Air Navigation determinations, for such towers have been issued by and pursuant to the Rules and Regulations of the FAA. Except as set forth in Schedule 3.6, Seller does not lease space on such towers to any third party.

        3.13.8 Copyright. Seller has deposited with the United States Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office required under the Copyright Act with respect to the business and operations of the Systems as are required to obtain, hold and maintain the compulsory copyright license for cable television system prescribed in Section 111 of the Copyright Act. Seller is in compliance in all material respects with the Copyright Act and the rules and regulations of the Copyright Office with respect to the operation of the Systems. Seller is entitled to hold and does hold the compulsory copyright license described in Section 111 of the Copyright Act, which compulsory copyright license is in full force and effect and has not been revoked, cancelled, encumbered or materially adversely affected in any manner.

     3.14 Environmental Laws and Regulations.

        3.14.1 Superfund. Seller has not been advised that it is the subject of any "Superfund" evaluation or investigation or proceeding in connection with the Real Property, and has not been advised that it is the subject of any investigation or proceeding of any Governmental Authority evaluating whether any remedial action is necessary to respond to any release of Hazardous Substances on or in connection with the Real Property.

        3.14.2 Permits. Seller has obtained all permits, licenses, permissions, and other authorizations relating to Seller's use of the Real Property which are required under applicable Environmental Laws, including Legal Requirements relating to actual or threatened emissions, discharges, or releases of Hazardous Substances into ambient air, surface water, ground water, land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances. Seller is in compliance in all material respects with all terms and conditions of such permits, licenses, permissions, and authorizations, and is in material compliance in all respects with all other limitations, restrictions, obligations, schedules, and time-tables imposed by the Environmental Laws. Seller has not received notice of, and has no knowledge of circumstances relating to, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans, including but not limited to the presence, use, generation, manufacture, disposal, release, or threatened release of any Hazardous Substances from the Real Property, which reasonably could be expected to interfere with or prevent Seller's continued compliance in all material respects, or which are reasonably likely to give rise to any liability, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any Hazardous Substance from or attributable to the Real Property.

        3.14.3 Environmental Reports. Seller has delivered to Buyer copies of all environmental reports and studies that Seller has commissioned with respect to the Real Property, and such copies are complete and accurate copies of such reports and studies.

     3.15 Real Property. Schedule 3.15 contains descriptions of all the Real Property, which comprises all real property interests necessary to conduct the business or operations of the Systems as now conducted in all material respects. Seller is not aware of any easement or other real property interest, other than those described on Schedule 3.15 or those that are incidental to the operation of the Systems, that is required, or that has been asserted by a Governmental Authority or a third-party to be required, to conduct the business or operations of the Systems as now conducted in all material respects. Seller has delivered to Buyer true and complete copies of all leases, easements, rights-of-way or other instruments pertaining to the Real Property (including any and all amendments and other modifications of such instruments), except in the case of easements, for such instances in which Seller does not have a complete copy of such easements (including any property descriptions with respect thereto) in its possession and such easements are not material to the operation of the Systems. All Real Property (including the improvements thereon) (a) is in good condition and repair consistent with its present use, (b) is available to Seller for immediate use in the conduct of the business or operations of the Systems, and
(c) complies in all material respects with all applicable building or zoning codes and the regulations of any Governmental Authority having jurisdiction over Seller or such Real Property.

     3.16 Commitments. There are no unfulfilled binding material commitments for capital improvements which Seller is obligated to make in connection with the Systems. There are no obligations or liabilities to subscribers or to other users of Seller's services with respect to the Systems which are material to the business of the Systems, except: (i) with respect to deposits made by such subscribers or such other users; and (ii) the obligation to supply services to subscribers of the Systems in the ordinary course of business pursuant to the Franchises. To the best of Seller's knowledge, there are no complaints by subscribers or other users of Seller's services with respect to the Systems that, individually or in the aggregate, could materially and adversely affect the financial condition, Assets, liabilities, operations or prospects of the Systems. Except with respect to the categories of persons referred to in Section 2.10(ii), there is no free service liability to subscribers existing with respect to the Systems. Except (a) for Rate Regulatory Matters, (b) as otherwise set forth on Schedule 3.3(III)(C) or (c) with respect to deposits for converters, encoders, decoders and related equipment, and any other item for which an adjustment is to be made pursuant to Section 2.6, hereof, Seller has no obligation or liability for the refund of monies or for the provision of rebates to the Systems' subscribers. Schedule 3.16 attached hereto sets forth each local office of the Systems, and no other offices are required by the Franchises or otherwise, to be maintained by Seller with respect to the Systems. Seller has not made any commitment to any of the municipalities served by the Systems to pay franchise fees to any such municipality in excess of the amounts set forth in the Franchises.

     3.17 Non-Infringement. The operation of the Systems as currently conducted does not infringe upon, or otherwise violate, the rights of any person or entity in any copyright, trade name, trademark right, service mark, service name, patent, patent right, license, trade secret or franchise, which violation or infringement could reasonably be expected to have a material adverse effect on the financial condition or operations of the Systems. There is not pending or, to Seller's knowledge, threatened any action with respect to any such infringement or breach.

     3.18 Book and Records. All of the books, records, and accounts of the Systems are in all material respects true and complete, are maintained in all material respects in accordance with sound business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in all material respects in the financial statements provided to Buyer.

     3.19 Accounts Receivable. Seller is the true and lawful owner of the Accounts Receivable and has good and clear title to each account, free and clear of all Liens, other than Permitted Liens, with the absolute right to transfer any interest therein, subject to the Permitted Liens. Each such account is (i) a valid obligation of the account debtor enforceable in all material respects in accordance with its terms, and (ii) in all material respects, a true and correct statement of the account for merchandise actually sold and delivered to, or for actual services performed for and accepted by, such account debtor.

     3.20 Bonds. Schedule 3.20 contains an accurate and complete list of all bonds (franchise, construction, fidelity, or performance) of Seller which relate in any way to the ownership or use of the Assets or the operation of the Systems.

     3.21 Accuracy of Schedules. All Schedule to this Agreement are accurate and complete in all material respects as of the date of this Agreement.

     3.22 Disclosure. No representation or warranty of Seller, or any statement or certificate furnished by Seller to Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain at the Closing any untrue statement of a material fact or omits or will at the Closing omit to state a material fact necessary to make the statements contained therein not misleading.

     3.23 Taxpayer Identification Number. Seller's U.S. Taxpayer Identification Number is 06-1127909.

     4. BUYER'S REPRESENTATIONS. Buyer hereby represents, warrants and covenants to Seller as follows:

     4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to conduct its activities and to carry on its business as such activities and business are currently conducted. Buyer is duly qualified to do business as a foreign corporation in good standing in the Commonwealth of Virginia.

     4.2 Authorization. Buyer has full corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated in this Agreement. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated in this Agreement on the part of Buyer have been duly and validly authorized and approved by all necessary action on the part of Buyer, including appropriate resolutions, if necessary, of the Board of Directors of the Buyer. This Agreement has been duly and validly executed and delivered by Buyer, and is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except insofar as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

     4.3 No Conflicts; Consents. Subject to (i) obtaining (a) the approval of the FCC to the transfer of the Licenses and (b) the consents of certain franchising authorities to the transfer of the Franchises to Buyer, and (ii) the expiration or termination of all applicable waiting periods under the HSR Act, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) violate any provision of any Legal Requirement (including, without limitation, any FCC rule or regulation with respect to cross-ownership of media properties);
(ii) conflict with or violate any provision of the Articles of Incorporation or bylaws of Seller; (iii) conflict with, violate or result in a material breach of, constitute a material default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof) accelerate or permit the acceleration of the performance required by, any indenture or other material agreement or instrument by which Buyer or any of its properties or assets may be bound or affected; (iv) result in the creation or imposition of any Lien upon or with respect to any properties of Buyer; or
(v) require any consent, approval, or authorization of, or filing of any certificate, notice, application, report, or other document with, any Governmental Authority or other Person.

     4.4 Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to Buyer's knowledge, threatened, by or before any Governmental Authority, or any arbitrator, by or against or affecting or relating to Buyer which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded.

     4.5 Funds. Buyer has sufficient cash on hand and availability under its existing loan facilities to pay the entire Purchase Price hereunder. Buyer expressly acknowledges and agrees that if it is unable to consummate the transactions contemplated hereunder on a timely basis because it does not have sufficient funds to do so, Seller shall be entitled to terminate this Agreement and to cause the Escrow Agent to promptly pay to Seller the entire balance of the Deposit, and all interest accrued thereon, pursuant to the terms of the Deposit Escrow Agreement.

     4.6 Disclosure. No representation or warranty of Buyer, or any statement or certificate furnished by Buyer to Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain at the Closing any untrue statement of a material fact or omits or will at the Closing omit to state a material fact necessary to make the statements contained therein not misleading.

     4.7 Taxpayer Identification Number. Buyer's U.S. Taxpayer Identification Number is 84-0613514.

     5. COVENANTS.

     5.1 Seller's Pre-Closing Obligations. Seller covenants and agrees that, from and after the execution and delivery of this Agreement until and including the Closing Date:

        5.1.1 Access. Seller shall give Buyer and its representatives full access during normal business hours and on reasonable advance notice to all of the properties, books, and records relating to the Systems, and furnish Buyer with such information concerning the Assets and the Systems as Buyer may reasonably request. Notwithstanding any investigation that Buyer may conduct of the Assets, unless Buyer has actual knowledge to the contrary, Buyer may fully rely on Seller's representations, warranties and covenants herein, which will not be waived or affected by or as a result of any such investigation.

        5.1.2 Conduct of Business. Seller shall operate the Systems in the ordinary and usual course and in substantial accordance with past practices, which shall include, without limitation, (i) making all Ordinary Course Capital Expenditures and all Approved Additional Capital Expenditures; (ii) continuing to construct on its current schedule the current rebuild of the Systems described in Schedule 5.1.2(a) (the "Current Rebuild"); (iii) maintaining appropriate staff and management personnel at the Systems, consistent with past practices; (iv) maintaining adequate inventories consistent with past practices;
(v) the provision of only one level of basic programming to the subscribers of the Systems and the implementation of the marketing programs described on
Schedule 5.1.2(b); and (vi) completing line extensions, placing conduit or cable in new developments and fulfilling installation requests. Seller shall duly comply in all material respects with all applicable Legal Requirements, perform all of its material obligations under all of the Franchises, Licenses, and Assumed Contracts and any other Contracts which are material to the operation of the Systems, without default, and maintain the books, records, and accounts relating to the Systems in the usual, regular, and ordinary manner on a basis consistent with past practices. Seller shall use reasonable efforts to keep available the services of its employees providing services in connection with the Systems, continue normal marketing, advertising, and promotional activities and expenditures with respect to the Systems as described on Schedule 5.1.2(b), and preserve beneficial business relationships with all customers, suppliers, and others having business or other dealings with Seller relating to the Systems, including Governmental Authorities having jurisdiction over Seller. Seller shall maintain the Assets in good condition and repair, ordinary wear and tear excepted, and keep in effect the casualty and liability insurance covering the Assets in force on the date of this Agreement.

        5.1.3 Negative Covenants. Seller shall not, except as Buyer may otherwise consent in writing (which consent for actions described in Subsections 5.1.3(iii) and 5.1.3(ix) shall not be unreasonably withheld), (i) modify, terminate, suspend, or abrogate any Material Assumed Contract other than in the ordinary course of business, (ii) modify, terminate, suspend, or abrogate any Franchise or License, (iii) transfer, convey, or otherwise dispose of any of the Assets (except that Seller may use inventory and dispose of damaged or defective or obsolete or excess equipment or material in the normal course of business),
(iv) take any action that would result in the creation of a Lien on any of the Assets, other than Permitted Liens that would be released or terminated no later than the Closing Date, (v) unless obligated to do so by Legal Requirements, modify the rates charged by the Systems for cable services, other than to raise its rates to the levels required by Section 6.1.9 hereof, (vi) unless obligated to do so by Legal Requirements, add or delete any programming services on the Systems, other than the addition of the programming service "fX" to the channel lineup of the Systems, (vii) engage in any marketing, subscriber installation, or collection practices that are materially inconsistent with the past practices of Seller, as described on Schedule 5.1.2(b), (viii) take or omit to take any action that would cause Seller to be in breach of its representations or warranties in this Agreement in any material respect, or (ix) enter into any contract or commitment relating to the Systems or the Assets for which Buyer would have a liability following the Closing Date in excess of $10,000 as to any single contract or commitment or $75,000 in the aggregate.

        5.1.4 Consents. Seller shall use its best efforts to obtain as promptly as possible, and to provide to Buyer, at or prior to the Closing, all of the Consents, in form and substance reasonably satisfactory to Buyer, including approvals of the FCC, Governmental Authorities, and other Persons; provided that Seller shall not be obligated or deemed obligated to make any payment (other than the payment of usual and customary filing fees), provide any consideration, waive any right or agree to any supplement, modification or amendment of any Franchise, License or Assumed Contract in order to obtain any Consent. Seller shall use its best efforts to obtain consents for transfers of Franchises and Assumed Contracts, respectively, which are similar in all material respects to the applicable forms attached as Exhibit C and Exhibit D, respectively; provided, however, that the text enclosed in brackets on such Exhibits may be omitted from such forms and are not required to be included in such Consents if Seller has diligently attempted to include such text in the applicable Consents but, despite such efforts, the consenting party has indicated that it will not execute the form and provide such Consent unless such text is omitted; and provided, further, that no Consent shall include any material change to the terms of the underlying instrument to which the Consent applies without the prior written approval of Buyer. Buyer will cooperate with Seller in obtaining the Consents, but Buyer will not be required (i) to make any payment to any Person from whom such Consent is sought other than the posting of performance bonds or letters of credit required by the document for which such Consent is sought, or making any deposit required by such document or (ii) to accept any material changes in, or the imposition of any material adverse condition to any Assumed Contract or Franchise as a condition to obtaining any Consent.

        5.1.5 Vehicle Leases. Seller shall pay any remaining balance on any leases, if any, for vehicles included in the Assets, and ensure that at Closing, such vehicles are free and clear of all Liens.

        5.1.6. No Shopping. None of Seller, the Managing General Partner, or either of their agents or representatives will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly (i) solicit or initiate the submission of proposals or offers from any Person for, (ii) participate in any discussions pertaining to, or (iii) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of all or any portion of the Assets.

        5.1.7 Financial Statements. Seller shall promptly deliver to Buyer true and complete copies of all monthly operating reports of Seller and any reports with respect to the operation of the Systems prepared by or for Seller at any time from the date of this Agreement until the Closing.

        5.1.8 Distant Broadcast Signals. Unless otherwise restricted or prohibited by any Governmental Authority or applicable Legal Requirement, if requested by Buyer, Seller shall delete prior to the Closing Date any distant broadcast signals which Buyer reasonably determines will result in unacceptable liability on the part of Buyer for copyright payments with respect to continued carriage of such signals after the Closing Date.

        5.1.9 Notification of Certain Matters. Seller will promptly notify Buyer of (i) any notice from the FCC or any franchising authority or other Governmental Authority concerning the revocation, suspension, violation, or limitation of the rights under, or of any proceeding for the revocation, suspension, termination or limitation of the rights of Seller under any FCC License or Franchise, or any other license or permit held by it relating to the Systems, (ii) all protests, complaints, challenges or other documents filed with the FCC by third parties concerning any of the Systems and, promptly upon the filing or making thereof, copies of Seller's responses to such filings, (iii) the institution or written threat of any action against the Seller with respect to any System in any court, or any action against the Seller relating to any System before the FCC or any franchising authority; (iv) or any fact, event, circumstance or action (a) which, if known on the date of this Agreement, would have been required to be disclosed to Buyer pursuant to this Agreement or (b) the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement not to be complete in any material respect.

     5.2 Employees of Seller. Without Buyer's prior written consent, Seller shall make no change in the compensation payable or to become payable by Seller to any Person employed in connection with the conduct of the business or operations of any of the Systems, except (i) in accordance with existing employment agreements and (ii) any bonus or severance payment or other compensation which is to be paid solely by Seller. Seller shall comply with the applicable provisions of the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. sec. 2101, et. seq., as it relates to the transaction contemplated hereby, including, without limitation, providing all affected employees and other necessary persons with any notice that may be required under such act, and shall indemnify and hold harmless Buyer from and against all Losses arising with respect thereto. Seller shall terminate all of the employees of the Systems as of the Closing Date, other than any employees whom Seller intends to retain as its ongoing employees after the Closing Date. Except to the extent that any adjustments to the Purchase Price have been otherwise made as of the Adjustment Time with respect thereto pursuant to
Section 2 hereof, Seller shall remain solely responsible for, and shall indemnify and hold harmless Buyer from and against all Losses arising as a result of the consummation of the transactions contemplated hereby, with respect to all salaries and all severance, vacation, sick (to and only to the extent described in Section 2.6.2(iii) hereof), holiday, and other benefits to which employees of Seller may be entitled for periods prior to the Closing Date, the termination of such employees, or otherwise or any other Losses claimed by any of Seller's employees for periods prior to the Closing Date. Buyer shall be solely responsible for, and shall indemnify and hold harmless Seller from and against all Losses with respect to (i) all salaries and all vacation, sick, holiday and other benefits of employment to which employees of Seller who are retained by Buyer as employees at the Systems from and after the Closing Date may be entitled to for periods on and after the Closing Date and (ii) all salaries and all vacation, sick, holiday and other benefits of employment of such employees for periods prior to the Closing Date, to the extent any adjustments to the Purchase Price have been made with respect thereto pursuant to Section 2 hereof. Seller acknowledges that Buyer may, but shall have no obligation to, hire any of Seller's employees that render services in connection with the operation of the Systems; provided, however, that Buyer shall give Seller notice at least 45 days prior to the Closing Date of the name of any employees of the Systems to whom Buyer does not plan to offer employment on and after the Closing Date (a "Non-Hired Employee" and, collectively, "Non-Hired Employees"). To assist Buyer in making such employment decisions, Seller shall deliver to Buyer all personnel files with respect to the employees of the Systems within 60 days after the date of this Agreement. Those employees of Seller whom Buyer hires shall be entitled, in accordance with and subject to Buyer's policies then in place, to transfer any of such employees' balances in Seller's 401(k) plan to Buyer's 401(k) plan. Nothing in this Section 5.2 or in any other provision of this Agreement is intended to confer upon any employee of Seller or such employee's legal representative or heirs any rights as a third party beneficiary or otherwise or any remedies of any kind whatsoever under or by reason of this Agreement, or the transactions contemplated hereby, including without limitation any rights of employment or continued employment with Seller or Buyer or any Affiliate thereof. All rights and obligations created by this Agreement are solely between the parties.

     5.3 Title Matters. Seller shall use commercially reasonable efforts but shall be under no obligation to, at least 30 days before the Closing, obtain and furnish to Buyer (a) title insurance commitments (the "Title Commitments") issued by a nationally recognized title insurance company (the "Title Company") showing the status of record title to each fee parcel of the Real Property, and agreeing to insure marketable title in fee simple to each such parcel, subject only to Permitted Liens and (b) an ALTA survey on each such parcel. Any costs and expenses incurred in connection with obtaining the Title Commitments and such ALTA surveys shall be shared equally by Buyer and Seller. If Buyer shall notify Seller within 20 days of its receipt of the Title Commitments of any Lien or other matter (other than Permitted Liens) affecting title to the Real Property which, in the reasonable determination of Buyer, renders title uninsurable or unmerchantable, or which could materially adversely affect the use of any parcel of the Real Property for the purpose for which it is currently used by Seller (each, a "Title Defect"), Seller shall use commercially reasonable efforts but shall be under no obligation to remove or, with the consent of Buyer, shall cause the title company to commit to insure over, each Title Defect prior to the Closing.

     5.4 Forms 394. Within 15 days after the date of this Agreement, Seller and Buyer shall, if required, prepare and file properly prepared Applications for Franchise Authority Consent to Assignment or Transfer of Control of Cable Television Franchise FCC 394 ("Forms 394") with the local Governmental Authorities which have issued Franchises to Seller, and shall file with such Forms 394 all additional information required by such Franchises or applicable local Legal Requirements or that the Governmental Authorities deem necessary or appropriate in connection with their consideration of the request of Seller and Buyer that such Governmental Authorities approve the transfer of the Franchises to Buyer.

     5.5 HSR Act Compliance. Within 15 days after the date of this Agreement, Seller and Buyer shall, if required, prepare and file all necessary and proper premerger notification forms and affidavits in compliance with the HSR Act. Seller and Buyer shall each pay one-half of all fees payable to Governmental Authorities in connection with such filings. If following the filing of such forms any Governmental Authority shall challenge the transactions contemplated hereby, or make a formal second request for information, Seller and Buyer shall cooperate in ascertaining the nature of the challenge and the likelihood that the Governmental Authority will permit the transaction contemplated hereby to proceed notwithstanding the challenge, and shall use their respective best efforts to continue to cause the waiting period under the HSR Act to expire or terminate as promptly as possible, including promptly furnishing such additional materials or information as may be reasonably requested by such Governmental Authority in connection therewith, promptly responding to all inquiries with respect thereto and using all commercially reasonable efforts to overcome any objections which may be raised by any Governmental Authority, whether or not such party is deemed to be an acquiror or acquired person with respect to the transactions contemplated hereby.

     5.6 Billing Obligations. Seller shall permit Buyer to use its CableData billing Systems computers, software and other fixed assets relating thereto for a period of up to 60 days after the Closing in order to complete the transition to Buyer's billing Systems, to the extent that such assets have not been transferred by Seller to Buyer at Closing and may be utilized by Buyer pursuant to the terms of Seller's existing agreements with U.S. Computer Services dba CableData without Seller incurring any additional costs and expenses with respect thereto from and after the Adjustment Time. Seller shall cooperate with all reasonable requests by Buyer in connection with the first billing cycle following the Closing.

     5.7 Programming. Each party shall execute and deliver such documents and take such action as may reasonably be requested by the other party to enable such other party to comply with the requirements of its programming agreements with respect to divestitures and acquisitions of cable television systems. In the case of programming agreements which are not Material Assumed Contracts or Assumed Contracts pursuant to the terms hereof, the parties shall use their respective best efforts and take such action as may be reasonably requested by the other party to enable Seller to obtain acknowledgments, waivers or releases from Seller's programmers which will enable Seller to terminate the programming agreements it has with such parties without liability as of the Closing Date; provided, however, that Buyer shall not be required hereunder to provide specific programming or channels or to assume any liability with respect to or under any of Seller's programming agreements which are not Assumed Contracts.

     5.8 Financial Reporting. To the extent that the financial statements described in Section 3.11 do not satisfy the requirements of Regulation S-X of the Securities and Exchange Commission which are applicable to Buyer with respect to its financial statements, Seller shall take whatever steps are necessary to produce financial statements which meet such requirements, at Buyer's sole cost and expense, and shall deliver such financial statements within 60 days after the date hereof. Upon receipt of a request therefor from Seller, Buyer shall promptly pay Seller for all costs and expenses paid or payable by Seller in connection with the preparation of such financial statements. Within 45 days after the Closing Date, Seller shall provide Buyer with unaudited financial statements of the Systems for the interim period between December 31, 1994 and the last day of the calendar month immediately preceding the calendar month in which the Closing Date occurs, including an income statement for the corresponding period of the preceding fiscal year.

     5.9 Post-Closing Rate Regulatory Matters. If at any time after Closing, any Governmental Authority commences a Rate Regulatory Matter, Buyer promptly will notify Seller. The parties will cooperate in their participation in such proceeding, and each party will promptly deliver to the other all information reasonably requested by such party as necessary or helpful in connection with such proceeding. Without the other party's consent, which consent shall not be unreasonably withheld, neither party shall settle any Rate Regulatory Matter for which the other party would have any liability.

     6. CONDITIONS PRECEDENT

     6.1 Conditions Precedent to Buyer's Obligations. The obligations of Buyer under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any of which may be waived by Buyer:

        6.1.1 Accuracy of Representations; Performance of Agreements; and Officer's Certificate. All of the representations and warranties of Seller contained in this Agreement or any Transaction Document shall be true and correct in all material respects at and as of the Closing Date. Seller shall have complied in all material respects with and performed all of the agreements, covenants, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing. Seller shall have furnished Buyer with an executed certificate of its Managing General Partner dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

        6.1.2 Consents. Seller shall have obtained and delivered to Buyer each of the Consents with no material adverse conditions imposed by such Consents.

        6.1.3 No Litigation. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which (i) enjoins, restrains, makes illegal, or prohibits consummation of the transaction contemplated by this Agreement or (ii) would prohibit Buyer's ownership or operation of any portion of the Systems or any of the Assets which, alone or in the aggregate, are material to the operation of the Systems.

        6.1.4 HSR Act Compliance. All waiting periods under the HSR Act applicable to this Agreement or the transactions contemplated hereby shall have expired or been terminated.

        6.1.5 Deliveries. Seller shall have made or stand willing to and able to make all of the deliveries to Buyer set forth in Section 7.2.

        6.1.6 No Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been (i) no material adverse change in the financial condition, Assets, liabilities, operations or prospects of the Systems, whether or not caused by conditions beyond the control of Seller, excepting any material adverse changes caused by any adjustment to rates or rate rollbacks which may be ordered in connection with the Systems under the rate regulations of the FCC, or any other governmentally mandated rate restructuring, or by legislation, rulemaking or regulation affecting the cable television industry generally and (ii) no material loss, damage, impairment, confiscation or condemnation of any of the Assets which, alone or in the aggregate, are material to the operation of the Systems that have not been repaired or replaced.

        6.1.7 Legal Matters. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Buyer's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it reasonably shall have requested.

        6.1.8 Equivalent Billing Units. The aggregate number of Equivalent Billing Units served by the Systems as of the Closing Date shall be no fewer than 47,500.

        6.1.9 Rates. Other than with respect to the Permitted Discounts, the Systems shall be charging its paying subscribers a composite rate of $24.07 per month (plus franchise fees) for basic service, with the exception of the Fort Belvoir System, which shall be charging its paying subscribers a composite rate of $23.37 per month (plus franchise fees) for basic service.

     6.2. Conditions Precedent to Seller's Obligations. The obligations of Seller under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived by Seller:

        6.2.1 Accuracy of Representations; Performance of Agreements; and Officer's Certificate. All of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and Buyer shall have complied in all material respects with and performed all of the agreements, covenants, and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing. Buyer shall have furnished Seller with an executed certificate of its President or any Vice President, dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

        6.2.2 No Litigation. There shall be no Legal Requirement, and no Judgment shall have been entered and not vacated by any Governmental Authority of competent jurisdiction in any Litigation or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transactions contemplated by this Agreement.

        6.2.3 HSR Act Compliance. All waiting periods under the HSR Act applicable to this Agreement or the transactions contemplated hereby shall have expired or been terminated.

        6.2.4 Deliveries. Buyer shall have made or stand willing and able to make all the deliveries to Seller set forth in Section 7.3.

        6.2.5 Consents. Seller shall have obtained each of the Consents.

        6.2.6 Equivalent Billing Units. The aggregate number of Equivalent Billing Units served by the Systems as of the Closing Date shall be no fewer than 47,500.

        6.2.7 Limited Partners Approval. The consummation by Seller of the transactions contemplated by this Agreement shall have been approved by the Limited Partners in accordance with the terms of the Partnership Agreement.

        6.2.8 Legal Matters. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all related legal matters shall be reasonably satisfactory to and approved by Seller's counsel, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as it reasonably shall have requested.

     7. CLOSING.

     7.1 Time and Place. Subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.2, the Closing shall be held in the offices of Rubin Baum Levin Constant & Friedman, 30 Rockefeller Plaza, New York, NY 10112, on such date as Buyer and Seller may mutually agree; provided that the

Closing Date shall be no earlier than the fifteenth Business Day of the month of October, 1995 and no later than December 28, 1995 (the "Outside Closing Date"). If the closing does not occur on or prior to the Outside Closing Date, any party that is not then in default under the Agreement may terminate the Agreement by notice to the other party given on or after the Outside Closing Date. Notwithstanding any provision to the contrary contained herein, if, after the date of this Agreement, but prior to a scheduled Closing Date, a casualty or unforeseen event beyond Seller's control occurs which reduces the Equivalent Billing Units on such scheduled Closing Date to a number which is at least 250 Equivalent Billing Units less than the number of Equivalent Billing Units served by the Systems as of the last day of the most recently completed calendar month prior to such scheduled Closing Date (based on Seller's or Buyer's good faith estimate of the total Equivalent Billing Units), then Seller may, by notice to Buyer setting forth in reasonable detail the nature of the casualty or unforeseen event which has caused the total Equivalent Billing Units to fall in such manner, postpone the Closing for a period of up to two calendar months following such scheduled Closing Date, but in no event shall the Closing Date be later than February 29, 1996. If it is desirable or advantageous to Seller or the Limited Partners (for tax reasons relating to the disposition by Seller of certain assets other than the Assets) to either establish the Closing Date in its sole discretion (subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.2) or to postpone the Closing Date to a day other than the day otherwise agreed upon pursuant to the first sentence of this Section 7.1, then Seller may, in its sole discretion, establish the Closing Date or postpone the Closing from time to time by specifying the applicable Closing Date in a notice delivered to Buyer, which Closing Date shall be at least ten days after the date of the notice, but otherwise shall be the earliest practicable date thereafter pursuant to the terms hereof, but not later than the Outside Closing Date. If by October 15, 1995, the Limited Partners of Seller have voted to deny their approval of the transactions contemplated by this Agreement, either party may terminate this Agreement thereafter by notice to the other party.

     7.2 Seller's Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

        7.2.1 Bill of Sale. An executed Bill of Sale and Assignment substantially in the form attached hereto as Exhibit E;

        7.2.2 Vehicle Titles. Title certificates to all vehicles included among the Assets, endorsed for transfer of title to Buyer, and separate bills of sale therefor if required by the laws of the Commonwealth of Virginia;

        7.2.3 Officer's Certificates. The certificates of the Managing General Partner described in Sections 2.7 and 6.1.1;

        7.2.4 Consents. The original, where practicable, of each Consent, and otherwise, copies of the Consents;

        7.2.5 Franchises, Licenses, Assumed Contracts, and Business Records. To the extent not previously delivered, copies of all Franchises, Licenses, Assumed Contracts, customer and subscriber lists, blueprints, schedules, drawings, plans, projections, engineering records, and all files and records used by Seller in connection with its operation of the Systems;

        7.2.6 Noncompetition Agreements. Each executed Noncompetition Agreement;

        7.2.7 Opinions of Counsel. The opinion of Rubin Baum Levin Constant & Friedman, Seller's counsel, and the opinion of Cole, Raywid & Braverman, L.L.P., Seller's special FCC counsel, each addressed to Buyer and dated as of the Closing Date, substantially in the forms attached hereto as Exhibit F-1 and F-2, respectively;

        7.2.8 Assignment and Assumption Agreement. An executed counterpart of an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit G;

        7.2.9 Indemnity Escrow Agreement. An executed counterpart of the Indemnity Escrow Agreement; and

        7.2.10 Title Policies. Seller shall use commercially reasonable efforts but will be under no obligation to provide to Buyer (i) ALTA Form B (1987 Rev.) owner's policies of title insurance, insuring Buyer's fee title in each parcel of the Real Property owned by Seller and being transferred to Buyer, endorsed to delete or modify to the reasonable satisfaction of Buyer the standard printed exceptions and any Title Defects, the premiums and charges for which shall have been shared equally by Seller and Buyer, or (ii) the irrevocable commitment of the Title Company to deliver such policies.

        7.2.11 Assignment. Evidence reasonably satisfactory to Buyer that Seller has assigned the Assigned Claims to the Managing General Partner in accordance with Section 9 hereof.

        7.2.12 Other Documents. Such other documents and instruments as shall be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated by this Agreement.

     7.3 Buyers Obligations. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

        7.3.1 Purchase Price. The Purchase Price, payable as provided in Section 2.4.1;

        7.3.2 Assignment and Assumption Agreement. An executed counterpart of an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit G;

        7.3.3 Officer's Certificate. The certificate described in Section 6.2.1;

        7.3.4 Opinion of Counsel. An opinion of Buyer's General Counsel, substantially in the form of Exhibit H;

        7.3.5 Indemnity Escrow Agreement. An executed counterpart of the Indemnity Escrow Agreement; and

        7.3.6 Other Documents. Such other documents and instruments as shall be necessary to effect the intent of this Agreement and consummate the transactions contemplated by this Agreement.

     8. TERMINATION

     8.1 Termination Events. This Agreement may be terminated and the transaction contemplated by this Agreement may be abandoned:

        (i)    at any time, by the mutual agreement of Buyer and Seller;

        (ii) by either Buyer or Seller, at any time, if the other is in material breach or default of its respective covenants, agreements, or other obligations in this Agreement, or if any of its representations in this Agreement or any Transaction Document are not true and accurate in all material respects when made or when otherwise required by this Agreement to be true and accurate; provided that such material breach or default is incapable of cure or has not been cured within

               30 calendar days after receipt of written notice of such breach, default or misrepresentation from the other party;

        (iii) by either Buyer or Seller, upon written notice to the other, if any of the conditions to its obligations set forth in Sections
               6.1 and 6.2, respectively, shall not have been satisfied on or before the Outside Closing Date for any reason other than (a) a breach or default by such party of its respective covenants, agreements, or other obligations hereunder, or (b) any of its representations herein not being true and accurate when made or when otherwise required by this Agreement to be true and accurate in all material respects; or

        (iv)   as otherwise provided in this Agreement.

     8.2 Effect of Termination.

        8.2.1 Costs and Return of Information. Without limiting any other provision of this Section 8.2, if the transactions contemplated by this Agreement are terminated and abandoned as provided herein: (i) each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses or damages except as expressly specified herein; (ii) each party shall promptly redeliver all documents, work papers and other materials of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same; (iii) all confidential information received by either party hereto shall be treated in accordance with Section 10.1 hereof; and (iv) neither party hereto shall have any liability or further obligation to the other party to this Agreement except
(a) as stated in subparagraphs, (ii) and (iii) of this Section 8.2.1, and (b) to the extent applicable, as set forth in Sections 8.2.2 and 8.2.3 below.

        8.2.2 Buyer's Remedies. If both (a) this Agreement is terminated by Buyer pursuant to Section 8.1(ii) or (iii) and (b) Seller is in breach in any material respect of any of its representations and warranties made herein or its covenants or agreements made herein (and Buyer is not in breach in any material respect of any of its representations and warranties made herein or its covenants or agreements made herein), the Deposit and all accrued interest thereon shall be returned to Buyer, and Buyer shall also have as its sole and exclusive remedy the right (in addition to its right to receive the Deposit and all accrued interest thereon) to seek monetary damages from Seller resulting directly from Seller's breach hereunder; provided, however, that any such damages resulting directly from Seller's breach hereunder shall be expressly limited to a dollar amount equal to the amount of the Deposit and the amount of interest accrued thereon as of the date the Agreement is terminated.

        8.2.3 Seller's Remedies. If both (a) this Agreement is terminated by Seller pursuant to Section 8.1(ii) or (iii) and (b) Buyer is in breach in any material respect of any of its representations and warranties made herein or its covenants or agreements made herein (and Seller is not in breach in any material respect of any of its representations and warranties made herein or its covenants or agreements made herein), then Seller shall have as its sole and exclusive remedy the right to receive the Deposit and all interest accrued thereon as liquidated damages and not as a penalty.

     9. SURVIVAL OF REPRESENTATIONS AND INDEMNITY.

     9.1 Survival of Representations, Warranties and Covenants. All representations, warranties, covenants and agreements contained in this Agreement and in any Transaction Document shall be deemed continuing representations, warranties, covenants and agreements and shall survive the Closing Date as specified herein. The representations and warranties contained in this Agreement and in any Transaction Document shall survive for a period ending on the date which is 12 months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.10 shall survive for the period of the applicable statute of limitations, but Seller's liability with respect thereto shall be limited to claims for Losses which have been brought by Buyer against Seller within twelve (12) months following the Closing Date and do not exceed the amount remaining in the General Indemnity Portion of the Indemnity Escrow Fund pursuant to the Indemnity Escrow Agreement which is not subject to other claims for Losses. Buyer hereby releases Seller and its Affiliates (other than the Managing General Partner) from all liability for, and the Managing General Partner shall be solely responsible for, any and all Losses arising from claims made with respect to the representations and warranties set forth in Section 3.10, (i) which exceed the amount available in the General Indemnity Portion of the Indemnity Escrow Fund to cover such Losses and/or (ii) which are brought by Buyer following the date which is twelve (12) months after the Closing Date. Notwithstanding the limitation contained in the preceding sentence, there shall be no time limitation other than as provided by law for pending claims hereunder that were made on or before the date which is 12 months after the Closing Date.

     9.2 Seller's Indemnity.

        9.2.1 Seller's General Indemnity. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have, but subject to the limitations set forth in Sections 9.1, 9.2.2, 9.5 and 9.6 hereof, Seller shall indemnify and hold Buyer, its respective Affiliates, officers, directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, harmless from and against any Losses arising out of or resulting from:

           (i) all actual or purported liabilities and obligations of Seller, and all claims and demands made in respect thereof whether or not known or asserted at or prior to the Closing (except the Assumed Liabilities), relating to the Systems for which no adjustment to the Purchase Price has been made;

          (ii) all refund liabilities due to subscribers for periods before the Closing Date that arise in connection with Rate Regulatory Matters or Rate Regulatory Reduction Orders;

         (iii) upon completion of any pole audit by GTE, as described on
               Schedule 3.8(II)(C), any amounts owing to GTE for the period prior to the Adjustment Time, and all amounts reasonably expended by Buyer to correct any clearance or other violations identified by such audit which existed prior to the Adjustment Time (the "GTE Pole Audit Liability");

          (iv) the operation of the Systems prior to the Adjustment Time;

           (v) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or any Transaction Document; and

          (vi) any liabilities relating to any Non-Hired Employee asserted under any federal, state or local law or regulation or otherwise pertaining to any labor or employment matter arising out of actions occurring prior to the Closing.

        9.2.2. Limitation on Indemnity. In no event shall Buyer's right to indemnity from Seller and its Affiliates (other than from the Managing General Partner) arising hereunder exceed the amount then remaining in the General Indemnity Portion of the Indemnity Escrow Fund, which shall be the sole source of indemnification payments from Seller and its Affiliates (other than the Managing General Partner for (i) any claims for a breach of Seller's representations and warranties set forth in Section 3. 10 or (ii) claims of fraud on the part of Seller in connection with this Agreement or the transactions contemplated hereby (together, the "Assigned Claims")) for any claims by Buyer against Seller or its Affiliates (other than the Managing General Partner) pursuant to the terms hereof or otherwise. Buyer shall be entitled to indemnity from Seller and its Affiliates (other than the Managing General Partner) only for those claims made under Section 9.2 as to which Buyer has given Seller written notice thereof within twelve (12) months after the Closing Date.

     9.3 Buyer's Indemnity. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of Seller or any information Seller may have, Buyer shall indemnify and hold Seller, its respective Affiliates, officers, directors, employees, agents, and representatives, and any Person claiming by or through any of them, as the case may be, from and against any Losses arising out of or resulting from:

           (i) the Assumed Liabilities;

          (ii) the operation of the Systems subsequent to the Adjustment
               Time;

         (iii) the use by Buyer of the names "Columbia Cable of Virginia", "Cablevision of Prince William" and "Lake Ridge County", and all derivations of such names and related tradenames, trade names and service marks in use in the Systems on the Closing Date; and

          (iv) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or any Transaction Document.

     9.4 Procedure for Indemnified Third Party Claim. Promptly after receipt by a party entitled to indemnification under this Agreement (the "Indemnitee") of written notice of the assertion or the commencement of any Litigation with respect to any matter referred to in Sections 9.2 and 9.3, the Indemnitee shall give prompt written notice (such notice to set forth in reasonable detail the nature and basis of the claim and the actual or estimated amount thereof) thereof to the party from whom indemnification is sought pursuant hereto (the "Indemnitor") and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, however, that failure of the

Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder. In case any Litigation shall be brought against any Indemnitee, the Indemnitor shall be entitled to participate in such Litigation and shall have the right to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, at the Indemnitor's sole expense. If the Indemnitor shall assume the defense of any Litigation, it shall not settle the Litigation unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such Litigation.

     9.5 Determination of Indemnification Amounts. Seller and Buyer shall have no liability under Sections 9.2 and 9.3, respectively, unless the aggregate amount of Losses otherwise subject to its indemnification obligations thereunder exceeds $75,000 (the "Threshold Amount"); provided, however, that when the Losses of an Indemnitee exceed the Threshold Amount, the Indemnitor shall be liable for both the Indemnitee's aggregate Losses up to the Threshold Amount and any Losses in excess of the Threshold Amount and, provided, further, that Seller shall be liable for the full amount of the GTE Pole Audit Liability, if any, regardless of whether Buyer's aggregate amount of Losses otherwise subject to Seller's indemnification obligations have exceeded the Threshold Amount. All Losses shall be computed net of any insurance proceeds received which reduces the Losses that would otherwise be sustained.

     9.6 Indemnity Escrow. As described in Section 2.4.1 above, at Closing, the Deposit is to be retained by Escrow Agent and applied in accordance with the terms of the Indemnity Escrow Agreement. Notwithstanding any provision to the contrary contained in this Agreement or any right or remedy which Buyer may otherwise have at law or in equity, Buyer's right to make any claims or obtain any recourse or redress against Seller or any of its Affiliates is expressly limited to the making and pursuit of claims for Losses of the type specified in
Section 9.2 hereof (or for claims in connection with the Subscriber Adjustment Amount and the Current Items Amount as described in Sections 2.5, 2.6, 2.7 and
2.9 above), and as to such claims, Buyer's sole remedy, other than (i) the Assigned Claims, which Buyer may pursue pursuant to the terms hereof solely against the Managing General Partner or (ii) claims against the Managing General Partner or the other individuals delivering Noncompetition Agreements for breaches of their respective Noncompetition Agreements, shall be to amounts for which it makes claims under the Indemnity Escrow Agreement. The amount remaining in the General Indemnity Portion of the Indemnity Escrow Fund at any given time shall constitute the sole source of payment in respect of any Losses or claims which might be due from Seller or its Affiliates (other than from the Managing General

Partner with respect to the Assigned Claims) to Buyer, pursuant to this Agreement (other than any claims in connection with the Current Items Amount and the Subscriber Adjustment Amount as described in Sections 2.5, 2.6, 2.7 and 2.9 above as to which the Indemnity Escrow Fund shall constitute the sole source of payment); provided, however, that at Closing, all liabilities of Seller and its Affiliates (other than the Managing General Partner) for the Assigned Claims shall, to the extent not paid out of the General Indemnity Portion of the Indemnity Escrow Fund, be assigned in their entirety to the Managing General Partner, and Buyer acknowledges that it shall pursue any remedies it may have with respect to any Assigned Claims against Seller under the Indemnity Escrow Agreement solely against the Managing General Partner and not against Seller or any of its other Affiliates directly. Buyer hereby releases Seller and its Affiliates (other than the Managing General Partner) from all liability for, and the Managing General Partner shall be solely responsible for, (a) any and all liability of Seller for claims of any type, including the Assigned Claims, which are brought by Buyer following the date which is twelve (12) months after the Closing Date or (b) any and all Losses related to such claims which exceed the amount available in the General Indemnity Portion of the Indemnity Escrow Fund to cover such Losses.

     10. CONFIDENTIALITY AND PRESS RELEASES.

     10.1 Confidentiality. Each party shall hold in strict confidence all documents and information concerning the other and its respective business and properties (except that either party may disclose such documents and information to any Governmental Authority reviewing the transactions contemplated hereby or as required in either party's judgment pursuant to any Legal Requirement), and if the transactions contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information (in whatever form) and copies thereof shall immediately thereafter be destroyed, or returned to the party originally furnishing the same.

     10.2 Press Releases. No press release or public disclosure, either written or oral, of the existence or terms of this Agreement shall be made by either Buyer or Seller prior to the Closing without the consent of the other, and Buyer and Seller shall each furnish to the other advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Buyer or Seller, as the case may be, proposes to make such press release. This provision shall not, however, be construed to prohibit any party from making any disclosures to any Governmental Authority which it is required to make under any Legal

Requirement, or from filing this Agreement with, or disclosing the terms of this Agreement to, any governmentally regulated institutional lender to such party.

     11. BROKERAGE FEES. Each party hereto represents and warrants to the other that it has not incurred any obligations or liabilities, contingent or otherwise, for brokerage or finder's fees or agent's commissions or other like payment in connection with this Agreement or the transactions contemplated hereby for which it will have any liability, except (a) Buyer has retained Jones Financial Group, Ltd. (the "Group") as its sole broker and finder in connection with this Agreement and the transactions contemplated hereby, and Buyer has agreed to pay the entire commissions, of the Group and (b) Seller has retained Waller Capital Corporation ("Waller") as its sole broker and finder in connection with this Agreement and the transactions contemplated hereby, and Seller has agreed to pay the entire commissions of Waller. Buyer shall have no liability or responsibility for the commissions payable to Waller. Seller shall have no liability or responsibility for the commissions payable to the Group. Buyer shall indemnify and hold Seller harmless against and in respect of any breach by it of the provisions of this Section 11, and Seller shall indemnify and hold Buyer harmless against and in respect of any breach by it of the provisions of this Section 11.

     12. CASUALTY LOSES. The risk of any loss or damage to the Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by Seller at all times prior to the Adjustment Time. If any such loss or damage to the Assets shall be sufficiently substantial so as to preclude and prevent within 60 days from the occurrence of the event resulting in such loss or damage resumption of normal operations of any material portion of the Systems or replacement or restoration of any lost or damaged Assets which are material, alone or in the aggregate, to the operation of the Systems, Seller shall immediately notify Buyer in writing of its inability to resume normal operations or to replace or restore any lost or damaged Assets which are material, alone or in the aggregate, to the operation of the Systems, and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to Seller to either (i) waive such defect and proceed toward consummation of the transactions in accordance with terms of this Agreement, or (ii) terminate this Agreement. If Buyer elects to terminate this Agreement, Buyer and Seller shall stand fully released and discharged of any and all obligations hereunder, and the Deposit and all interest accrued thereon shall be returned to Buyer. If Buyer shall elect to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage shall be delivered by Seller to Buyer, or the rights thereto shall be assigned by Seller to Buyer (to the extent assignable under applicable state law and the applicable insurance policies) if not yet paid over to Seller. To the extent not so assignable, such claims may be pursued by Buyer, at its sole cost and expense for its own account and benefit, in the name of Seller. Seller shall cooperate with Buyer in any such matter pursued by Buyer.

     13. MANAGING GENERAL PARTNER WAIVER. By its execution hereof, the Managing General Partner does hereby waive any right of first refusal or purchase it may have pursuant to Subsection 19.2 of the Partnership Agreement in respect of the purchase of the Systems by the Buyer pursuant to this Agreement, as originally executed. However, such waiver shall not apply to any different or subsequent sale of any or all of the Systems, whether to the Buyer or any other Person, or in respect of any material amendment or modification to this Agreement, except an amendment or modification which does not reduce or effect a reduction in the Purchase Price or in the time or manner of payment thereof and is otherwise materially favorable to the Seller.

     14. MISCELLANEOUS.

     14.1 Further Assurances. From time to time after the Closing, Seller shall, if requested by Buyer, make, execute and deliver to Buyer such additional assignments, bills of sale, deeds and other instruments of transfer, as may be reasonably necessary or proper to transfer to Buyer all of Seller's right, title, and interest in and to the Assets.

     14.2 Notices. All notices, requests, demands, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) mailed, registered or certified mail, return receipt requested, postage prepaid, (ii) delivered by hand, (iii) sent by facsimile transmission, or (iv) delivered by reputable overnight courier, to the following addresses or telecopier numbers, or at such other address or telecopier numbers as a party may designate by notice given in accordance with this Section 14.2:

(i)  If to Buyer:

     Jones Intercable, Inc.
     9697 East Mineral Avenue
     Englewood, Colorado 80155-3309
     Attention: President
     Telephone No.: (303) 792-3111
     Telecopier No.: (303) 799-4675

     With a copy to:

     Jones Intercable, Inc.
     9697 East Mineral Avenue
     Englewood, Colorado 80155-3309
     Attention: General Counsel
     Telephone No.: (303) 792-3111
     Telecopier No.: (303) 799-1644

(ii) If to Seller:
     Columbia Associates, L.P.,
     c/o Columbia International, Inc.
     9 Greenwich Office Park
     Greenwich, CT 06830
     Attn: Mr. Robert Rosencrans, President
     Telephone No.: (203) 661-1509
     Telecopier No.: (203) 661-7651

     With a copy to:

     Rubin Baum Levin Constant & Friedman
     30 Rockefeller Plaza
     New York, NY 10112
     Attn: Jonathan D. Drucker, Esq.
     Telephone No.: (212) 698-7700
     Telecopier No.: (212) 698-7825

     Notices delivered personally, by overnight courier or by registered or certified mail shall be effective upon receipt by the intended recipient. Notices transmitted by facsimile transmission shall be effective when confirmation of transmission is received.

     14.3 Assignment; Binding Effect. No party hereto may assign or transfer its rights or obligations arising under this Agreement, without the prior written consent of the other party hereto; provided, however, that (i) Buyer shall have the right in its sole discretion to assign its rights and obligations under this Agreement and the documents and agreements executed in connection herewith, including, without limitation, the Indemnity Escrow Agreement, to a wholly owned subsidiary of Buyer if such assignment will not serve to hinder or delay the Closing, it being understood and agreed that no such assignment shall relieve Buyer of any of its duties, liabilities or obligations hereunder or under the documents and agreements executed in connection herewith, including, without limitation, the Indemnity Escrow Agreement, and (ii) at or after the Closing, the Seller may assign its remaining rights and obligations hereunder and under the documents and agreements executed in connection herewith, including, without limitation, the Indemnity Escrow Agreement, to or for the benefit of (a) the Managing General Partner or any Affiliate thereof in the event of the consummation of the sale of substantially all of Seller's assets other than the Assets to, or the merger of Seller with, certain other Persons or (b) any liquidating trust established in the event of the liquidation of Seller and the winding up of its affairs; provided, however, that Seller shall promptly notify Buyer of the name and address of the trustee thereof. The parties hereto hereby agree that in the event of any assignment from Seller to the Managing General Partner or any Affiliate thereof or a liquidating trust pursuant to the preceding sentence, Seller shall be permitted to assign and convey to the Managing General Partner or any Affiliate thereof or such liquidating trust (and the Managing General Partner or any Affiliate thereof or such liquidating trust, as the case may be, shall assume) all of the rights and obligations of Seller under this Agreement and any document or agreement executed in connection herewith, including, without limitation, the Indemnity Escrow Agreement, in respect of actions to be taken or decisions to be made hereunder or thereunder during the period from and after the Closing Date under this Agreement, including, without limitation, the full right, power and authority to effect all post-closing adjustments and claims for indemnification hereunder (including the adjudication and/or settlement of all disputes with respect to such adjustments or claims) and the right to retain and receive any and all amounts paid or payable by Buyer or the Indemnity Escrow Agent under the Indemnity Escrow Agreement.

     14.4 Expenses. Except as otherwise provided herein, each party shall bear its own expenses and the fees and expenses of its legal counsel, accountants, and other experts incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement.

     14.5 Taxes. Any sales, use, transfer or documentary taxes imposed by any Governmental Authority in connection with the sale and delivery of the Assets and rights acquired by Buyer under this Agreement shall be shared equally by Buyer and Seller.

     14.6 Collection of Accounts. From and after the Closing Date, Buyer shall have the right and authority, at its sole cost and expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the name of Seller any checks or drafts received on account of any such items.

     14.7 Entire Agreement; Amendments; and Waivers. This Agreement, together with the Schedules and Exhibits hereto, merges all previous negotiations between the parties hereto and constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement. Without limiting the generality of the foregoing it is expressly understood and agreed that Seller makes no representation or warranty with respect to (and, as between Seller and Buyer, no action has been taken in reliance upon) the accuracy or completeness of that certain Confidential Memorandum with respect to the Systems prepared at the request of Seller by Waller. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power, or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power, or privilege shall preclude the further or full exercise thereof.

     14.8 Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all of the signatures on such counterparts appeared on one document. All executed counterparts shall together constitute one and the same agreement.

     14.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     14.10 Schedules and Exhibits; Headings. All references herein to Schedules and Exhibits are to the Schedules and Exhibits attached hereto, which shall be incorporated in and constitute a part of this Agreement by such reference. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

     14.11 Governing Law. The validity, performance, and enforcement of this Agreement and all Transaction Documents, unless expressly provided to the contrary, shall be governed by the laws of the State of Colorado, without giving effect to the principles of conflicts of law of such State.

     14.12 Third Parties; Joint Ventures. This Agreement constitutes an agreement solely among the parties hereto for their benefit, and except as otherwise provided herein, is not intended to and will not confer any rights, remedies, obligations, or liabilities, legal or equitable, including any right of employment, on any Person (including but not limited to any employee or former employee of Seller) other than the parties hereto, and their respective successors, or assigns, or otherwise constitute any Person a third party beneficiary under or by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties hereto partners or participants in a joint venture.

     14.13 Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

     14.14 Maintenance by Buyer of Books and Records. Following the Closing Date, Buyer shall cooperate with Seller and its officers, agents, representatives and employees in the preparation of the final list of adjustments to be prepared pursuant to Section 2.9 hereof (the "Final Adjustments List") and the resolution of any disputes with respect thereto, including, without limitation, retaining the accounting, banking, tax and similar books and records of Seller transferred to Buyer, in the locations where they are located as of the Closing Date, maintaining in such locations the computers on which such information is stored or which are used in the preparation of monthly or other financial or operating reports by Seller and making available to Seller and its representatives any accounting personnel currently employed by Seller at such location who are retained by Buyer following the Closing as employees at the Systems, for the purpose of providing such information, data and reports to Seller as Seller and its representatives may reasonably request. In addition, in the case of any such accounting personnel of Seller currently working in such locations who are not retained by Buyer following the Closing as employees at the Systems, but instead become employees of or consultants to Seller, the Managing General Partner or any Affiliate thereof, Buyer shall provide such employees with work space in such locations to the extent available, and allow them reasonable access to personnel, records and computer equipment as may be necessary for the purposes of the preparation and completion of the Final Adjustments List and the resolution of any disputes with respect thereto. The above provisions of this
Section 14.14 shall not have any force or effect after the completion of the Final Adjustments List pursuant to Section 2.9 hereof (including the resolution of all disputes pursuant thereto), at which time Buyer shall be permitted to relocate and maintain any of the aforementioned documents and records as and in the manner not otherwise restricted by Section 2.1(viii) above. Any reasonable out-of-pocket expenses incurred by Buyer as a result of the foregoing provisions of this Section 14.14 shall be promptly paid by Seller upon receipt of a request therefor from Buyer.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                            SELLER:

                                            COLUMBIA ASSOCIATES, L.P.,
                                            a Delaware limited partnership

                                            By: Columbia International, Inc.,
                                                a Delaware corporation
                                                and its Managing General Partner

                                            By: /s/  Richard H. Rosencrans
                                                Name: Richard H. Rosencrans
                                                Title: Vice President

ACCEPTED AND AGREED TO WITH
RESPECT TO THE PROVISIONS OF
SECTION 9 HEREOF:

COLUMBIA INTERNATIONAL, INC.,
a Delaware corporation

By: /s/  Richard H. Rosencrans
Name: Richard H. Rosencrans
Title: Vice President

                                            BUYER:

                                            JONES INTERCABLE, INC.,
                                            a Colorado corporation

                                            By: /s/  Elizabeth Steele
                                            Name: Elizabeth Steele
                                            Title: Vice President